SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

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BIG LOTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Big Lots, Inc.
300 Phillipi Road
Columbus, Ohio 43228

April 12, 2011

Dear Shareholder:

We cordially invite you to attend the 2011 Annual Meeting of Shareholders of Big Lots, Inc. The Annual Meeting will be held at our corporate offices located at 300 Phillipi Road, Columbus, Ohio, on May 26, 2011, beginning at 9:00 a.m. EDT.

The following pages contain the Notice of Annual Meeting of Shareholders and the Proxy Statement. You should review this material for information concerning the business to be conducted at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, you are urged to vote as soon as possible. If you attend the Annual Meeting, you may revoke your proxy and vote in person, even if you have previously submitted a proxy.

We have elected to take advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to certain shareholders on the Internet. On or about the date of this letter, we began mailing a Notice of Internet Availability of Proxy Materials to shareholders of record at the close of business on March 28, 2011. At the same time, we provided those shareholders with access to our online proxy materials and filed our proxy materials with the Securities and Exchange Commission. We believe furnishing proxy materials to our shareholders on the Internet will allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

Thank you for your ongoing support of, and continued interest in, Big Lots, Inc.

Respectfully submitted,

STEVEN S. FISHMAN
Chairman, Chief Executive Officer and President

Big Lots, Inc.
300 Phillipi Road
Columbus, Ohio 43228

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 26, 2011

Notice is hereby given that the 2011 Annual Meeting of Shareholders of Big Lots, Inc. will be held at our corporate offices located at 300 Phillipi Road, Columbus, Ohio, on May 26, 2011, beginning at 9:00 a.m. EDT, for the following purposes:

1.	To elect nine directors of Big Lots, Inc.;

2.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in our 2011 Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion;

3.	To vote, on an advisory basis, on the frequency of the advisory vote on compensation of our named executive officers;

4.	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2011; and

5.	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on the record date, March 28, 2011, are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.

By Order of the Board of Directors,

CHARLES W. HAUBIEL II
Executive Vice President, Legal and Real Estate,
General Counsel and Corporate Secretary

April 12, 2011
Columbus, Ohio
_________________

Your vote is important. Shareholders are urged to vote online. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you wish, even if you have previously submitted a proxy.

BIG LOTS, INC.

PROXY STATEMENT

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING	1

Purpose of the Annual Meeting	1

Shareholder Voting Rights	1

Registered Shareholders and Beneficial Shareholders	1

Internet Availability of Proxy Materials	2

Attendance at the Annual Meeting	2

How to Vote	2

Householding	3

Tabulation of Votes	3

Board’s Recommendations	3

Quorum	4

Vote Required to Approve a Proposal	4

Proposal One	4

Other Matters	4

PROPOSAL ONE: ELECTION OF DIRECTORS	4

GOVERNANCE	6

Board Leadership and Presiding Director	6

Board Meetings in Fiscal 2010	7

Role of the Board’s Committees	7

Audit Committee	7

Compensation Committee	7

Nominating / Corporate Governance Committee	8

Strategic Planning Committee	8

Selection of Nominees by the Board	8

Majority Vote Policy and Standard	9

Determination of Director Independence	9

Related Person Transactions	9

Board’s Role in Risk Oversight	10

Code of Business Conduct and Ethics & Code of Ethics for Financial Professionals	11

Compensation Committee Interlocks and Insider Participation	11

Communications with the Board	11

i

DIRECTOR COMPENSATION	11

Retainers and Fees	11

Restricted Stock	12

Director Compensation Table for Fiscal 2010	12

STOCK OWNERSHIP	13

Ownership of Our Common Shares by Certain Beneficial Owners and Management	13

Section 16(a) Beneficial Ownership Reporting Compliance	14

EXECUTIVE COMPENSATION	14

Compensation Committee Report	14

Compensation Discussion and Analysis	15

Overview of Our Executive Compensation Program	15

Introduction	15

Philosophy and Objectives	15

Elements of In-Service Executive Compensation	18

Employment Agreements	19

Retention Agreement	20

Post-Termination and Change in Control Arrangements	21

Indemnification Agreements	22

Retirement Plans	22

Our Executive Compensation Program for Fiscal 2010	22

Salary for Fiscal 2010	23

Bonus for Fiscal 2010	24

Equity for Fiscal 2010	25

Performance Evaluation	28

Role of Management	29

Independent Compensation Consultant	30

Comparative Compensation Data	30

Tally Sheets and Wealth Accumulation	30

Internal Pay Equity	31

Minimum Share Ownership Requirements	31

Equity Grant Timing	31

Tax and Accounting Considerations	32

Our Executive Compensation Program for Fiscal 2011	32

Summary Compensation Table	33

Bonus and Equity Plans	35

Big Lots 2006 Bonus Plan	35

Big Lots 2005 Long-Term Incentive Plan	35

ii

Grants of Plan-Based Awards in Fiscal 2010	37

Outstanding Equity Awards at 2010 Fiscal Year-End	38

Option Exercises and Stock Vested in Fiscal 2010	39

Nonqualified Deferred Compensation	39

Supplemental Savings Plan	39

Nonqualified Deferred Compensation Table for Fiscal 2010	40

Potential Payments Upon Termination or Change in Control	40

Rights Under Post-Termination and Change in Control Arrangements	41

Change in Control Described	42

Estimated Payments if Triggering Event Occurred at 2010 Fiscal Year-End	43

Steven S. Fishman	44

Joe R. Cooper	44

Lisa M. Bachmann	45

John C. Martin	45

Charles W. Haubiel II	46

PROPOSAL TWO: APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT
PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE CD&A,
COMPENSATION TABLES AND NARRATIVE DISCUSSION	46

PROPOSAL THREE: VOTE, ON AN ADVISORY BASIS, ON THE FREQUENCY
OF THE SAY ON PAY VOTE	47

AUDIT COMMITTEE DISCLOSURE	48

General Information	48

Independent Registered Public Accounting Firm	49

Audit and Non-Audit Services Pre-Approval Policy	49

Fees Paid to Independent Registered Public Accounting Firm	49

Audit Committee Report	50

PROPOSAL FOUR: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE
LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
FISCAL 2011	50

SHAREHOLDER PROPOSALS	50

ANNUAL REPORT ON FORM 10-K	50

PROXY SOLICITATION COSTS	51

OTHER MATTERS	51

Executive Compensation Peer Groups for Fiscal 2010 Executive Compensation	APPENDIX A

iii

Big Lots, Inc.
300 Phillipi Road
Columbus, Ohio 43228

______________________

PROXY STATEMENT
______________________

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (“Board”) of Big Lots, Inc., an Ohio corporation (“we,” “us,” “our” and “Big Lots”), for use at the 2011 Annual Meeting of Shareholders to be held on May 26, 2011 (“Annual Meeting”), at our corporate offices located at 300 Phillipi Road, Columbus, Ohio at 9:00 a.m. EDT. On or about April 12, 2011, we began mailing to our shareholders of record at the close of business on March 28, 2011, a Notice of Internet Availability containing instructions on how to access the Notice of Annual Meeting of Shareholders, this Proxy Statement and our Annual Report to Shareholders for the fiscal year ended January 29, 2011 (“fiscal 2010”).

ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

At the Annual Meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting included with this Proxy Statement. Specifically, the shareholders will be asked to: (i) elect nine directors to the Board; (ii) approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion (“say on pay vote”); (iii) vote, on an advisory basis, on the frequency of the say on pay vote; (iv) ratify the appointment of Deloitte & Touche LLP as our independent registered accounting firm for the fiscal year ending January 28, 2012 (“fiscal 2011”); and (v) transact such other business as may properly come before the Annual Meeting.

Shareholder Voting Rights

Only those shareholders of record at the close of business on March 28, 2011, the record date for the Annual Meeting, are entitled to receive notice of, and to vote at, the Annual Meeting. At the record date, we had outstanding 75,203,156 common shares, $0.01 par value per share. Each of the outstanding common shares entitles the holder thereof to one vote on each matter to be voted upon at the Annual Meeting or any postponement or adjournment thereof. The holders of common shares have no cumulative voting rights in the election of directors. All voting at the Annual Meeting will be governed by our Amended Articles of Incorporation, our Code of Regulations and the General Corporation Law of the State of Ohio.

Registered Shareholders and Beneficial Shareholders

If our common shares are registered in your name directly with our transfer agent, Computershare Investor Services, LLC, you are considered, with respect to those common shares, a registered shareholder. If our common shares are held for you in a brokerage account or by a bank or other holder of record, you are considered the beneficial shareholder of the common shares held in street name.

Internet Availability of Proxy Materials

In accordance with rules adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we may furnish our proxy materials, including the Notice of Annual Meeting of Shareholders, this Proxy Statement and our Annual Report to Shareholders, by providing access to such documents on the Internet. Generally, shareholders will not receive printed copies of the proxy materials unless they request them.

A Notice of Internet Availability that provides instructions for accessing our proxy materials on the Internet was mailed directly to registered shareholders. The Notice of Internet Availability also provides instructions regarding how registered shareholders may vote their common shares on the Internet. Registered shareholders who prefer to receive a paper or email copy of our proxy materials should follow the instructions provided in the Notice of Internet Availability for requesting such materials.

A notice that directs our beneficial shareholders to the website at which they will find our proxy materials has been forwarded to each beneficial shareholder by the broker, bank or other holder of record who is considered the registered shareholder with respect to the common shares of the beneficial shareholder. Such broker, bank or other holder of record should also provide to the beneficial shareholders instructions on how the beneficial shareholders may request a paper or email copy of our proxy materials. Beneficial shareholders have the right to direct their broker, bank or other holder of record on how to vote their common shares by following the voting instructions they received from their broker, bank or other holder of record.

To enroll in the electronic delivery service for future shareholder meetings, use your Notice of Internet Availability (or proxy card, if you received printed copies of the proxy materials) to register online at www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

Attendance at the Annual Meeting

All of our shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Registration and seating will begin at 8:30 a.m. EDT, and the Annual Meeting will begin at 9:00 a.m. EDT. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. Please also note that if you hold your common shares as a beneficial shareholder, you may be asked to check in at the Annual Meeting registration desk and present a copy of a brokerage or bank statement reflecting your stock ownership as of the record date.

How to Vote

After receiving the Notice of Internet Availability (or proxy card, if you received printed copies of the proxy materials), registered shareholders are urged to visit www.proxyvote.com to access our proxy materials. You will have the opportunity to vote your common shares online at www.proxyvote.com until May 25, 2011 at 11:59 p.m. EDT. When voting online, you must follow the instructions posted on the website and you will need the control number included on your Notice of Internet Availability (or proxy card, if applicable). If, after receiving the Notice of Internet Availability, you request (via toll-free telephone number, e-mail or online) that we send you paper or electronic copies of our proxy materials, you may vote your common shares by completing, dating and signing the proxy card and returning it in accordance with the instructions provided. If you properly complete your proxy online or you complete, date, sign and return your proxy card on or before May 25, 2011 at 11:59 p.m. EDT, your common shares will be voted as you direct. If you are a registered shareholder and attend the Annual Meeting, you may deliver your completed proxy card in person.

A registered shareholder may revoke a proxy at any time before it is exercised by filing with our Corporate Secretary a written notice of revocation or duly executing a proxy bearing a later date. A registered shareholder may also revoke a proxy by attending the Annual Meeting and giving written notice of revocation to the secretary of the meeting. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

Beneficial shareholders should follow the procedures and directions set forth in the materials they will receive from the broker, bank or other holder of record who is the registered holder of their common shares (i) to instruct such registered holder how to vote those common shares or (ii) to revoke previously given voting instructions. Please contact your broker, bank or other holder of record to determine the applicable deadlines. Beneficial shareholders who wish to vote at the Annual Meeting will need to obtain a completed form of proxy from the broker, bank or other holder of record who is the registered holder of their common shares.

Brokers, banks and other holders of record who hold common shares for beneficial owners in “street name” may vote such common shares on “routine” matters, such as Proposal Four, without specific voting instructions from the beneficial owner of such common shares. Such brokers, banks and other holders of record may not, however, vote such common shares on “non-routine” matters, such as Proposal One, Proposal Two and Proposal Three, without specific voting instructions from the beneficial owner of such common shares. Proxies that are signed and submitted by such brokers, banks and other holders of record that have not been voted on certain matters as described in the previous sentence are referred to as “broker non-votes.” Broker non-votes will not be counted for purposes of determining the number of common shares necessary for approval of any matter to which broker non-votes apply (i.e., broker non-votes will have no effect on the outcome of such matter).

Householding

SEC rules allow multiple shareholders residing at the same address the convenience of receiving a single copy of the Annual Report to Shareholders, proxy materials and Notice of Internet Availability if they consent to do so (“householding”). Householding is permitted only in certain circumstances, including when you have the same last name and address as another shareholder. If the required conditions are met, and SEC rules allow, your household may receive a single copy of the Annual Report to Shareholders, proxy materials and Notice of Internet Availability. Upon request, we will promptly deliver a separate copy of the Annual Report to Shareholders, proxy materials and Notice of Internet Availability, as applicable, to a shareholder at a shared address to which a single copy of the document(s) was delivered. Such a request should be made in the same manner as a revocation of consent for householding.

You may revoke your consent for householding at any time by contacting Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling 1-800-542-1061, or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of your instructions, at which time you will be sent separate copies of these documents.

Beneficial shareholders can request more information about householding from their brokers, banks or other holders of record.

Tabulation of Votes

Tabulation of the votes cast at the Annual Meeting will be performed by Broadridge, as inspected by our duly appointed inspectors of election.

Board’s Recommendations

Subject to revocation, all proxies that are properly completed and timely received will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), the persons named as proxy holders will vote the common shares in accordance with the recommendations of the Board. The Board’s recommendations are set forth together with the description of each proposal in this Proxy Statement. In summary, the Board recommends a vote: (i) FOR the election of its nominated slate of directors (see Proposal One); (ii) FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Disclosure and Analysis, compensation tables and narrative discussion (see Proposal Two); (iii) FOR the approval, on an advisory basis, of a three-year frequency for future say on pay votes (see Proposal Three); and (iv) FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2011 (see Proposal Four). If any other matter properly comes before the Annual Meeting, or if a director nominee named in this Proxy Statement is unable to serve or for good cause will not serve, the proxy holders will vote on such matter or for a substitute nominee as recommended by the Board.

Quorum

The presence, in person or by proxy, of the holders of a majority of the outstanding common shares entitled to be voted at the Annual Meeting will constitute a quorum, permitting us to conduct our business at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of common shares considered to be represented at the Annual Meeting for purposes of establishing a quorum.

Vote Required to Approve a Proposal

Proposal One

Our Corporate Governance Guidelines contain a majority vote policy and our Amended Articles of Incorporation impose a majority vote standard. Specifically, Article Eighth of our Amended Articles of Incorporation provides that if a quorum is present at the Annual Meeting, a director nominee in an uncontested election will be elected to the Board if the number of votes cast for such nominee’s election exceeds the number of votes cast against and/or withheld from such nominee’s election. In all director elections other than uncontested elections, the nine director nominees receiving the greatest number of votes cast will be elected as directors. An “uncontested election” generally means an election of directors at a meeting of shareholders in which the number of director nominees does not exceed the number of directors to be elected and with respect to which no shareholder has submitted to us notice of an intent to nominate a candidate for election as a director at such meeting in accordance with our Code of Regulations, or, if such a notice has been submitted with respect to such meeting, prior to the commencement of the election of directors at such meeting, each such notice with respect to such meeting has been (i) withdrawn by its respective submitting shareholder in writing to our corporate secretary, (ii) determined not to be a valid and effective notice of nomination, or (iii) determined not to create a bona fide election contest.

A properly executed proxy marked as withholding authority with respect to the election of one or more nominees for director will not be voted with respect to the nominee or nominees for director indicated. Broker non-votes and abstentions will not be considered votes cast for or against or withheld from a director nominee’s election at the Annual Meeting.

See the “Governance – Majority Vote Policy and Standard” section of this Proxy Statement for more information about our majority vote policy and standard.

Other Matters

For purposes of Proposal Two and Proposal Four, the affirmative vote of the holders of a majority of the common shares represented in person or by proxy and entitled to vote on each such matter will be required for approval. For purposes of Proposal Three, the frequency alternative that receives the affirmative vote of the holders of a plurality of the common shares represented in person or by proxy and entitled to vote on the matter will be approved. The votes received with respect to Proposal Two, Proposal Three and Proposal Four are advisory and will not bind the Board or us. A properly executed proxy marked “abstain” with respect to Proposal Two, Proposal Three and Proposal Four will not be voted with respect to such matter, although it will be counted for purposes of determining the number of common shares necessary for approval of Proposal Two and Proposal Four. Accordingly, an abstention will have the effect of a negative vote for purposes of Proposal Two and Proposal Four. If no voting instructions are given (excluding broker non-votes), the persons named as proxy holders on the proxy card will vote the common shares in accordance with the recommendation of the Board.

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Annual Meeting, the common shares represented by proxies will be voted, unless otherwise specified, for the election of the nine director nominees named below. All nine nominees are currently directors on the Board. Proxies cannot be voted at the Annual Meeting for more than nine persons.

Set forth below is certain information relating to the director nominees, including each nominee’s age (as of the end of fiscal 2010), tenure as a director on the Board, current Board committee memberships, business experience and principal occupation for the past five or more years, the specific experience, qualifications, attributes or skills of each nominee that led to the conclusion that the nominee should serve as a director (which are in addition to the general qualifications discussed in the “Selection of Nominees by the Board” section below), and other public company directorships held by each nominee during the past five years. Directors are elected to serve until the next annual meeting of shareholders and until their respective successors are elected and qualified, or until their earlier death, resignation or removal.

			Current Committee Membership
					Nominating /
					Corporate	Strategic
		Director	Audit	Compensation	Governance	Planning
Name	Age	Since	Committee	Committee	Committee	Committee
Jeffrey P. Berger	61	2006			*
Steven S. Fishman	59	2005
Peter J. Hayes	68	2008	*
David T. Kollat	72	1990			**	**
Brenda J. Lauderback	60	1997			*
Philip E. Mallott	53	2003	**			*
Russell Solt	63	2003	*	*
James R. Tener	61	2005		*
Dennis B. Tishkoff	67	1991		**		*
____________________

*	Committee Member

**	Committee Chair

Jeffrey P. Berger is the former Executive Vice President, Global Foodservice, and President and Chief Executive Officer of Heinz North America Foodservice (manufacturer and marketer of processed food products). The Board would be well served by the perspective provided by Mr. Berger’s 14 years of experience as a chief executive of a multibillion dollar company and his qualification as an “audit committee financial expert,” as defined by applicable SEC rules.

Steven S. Fishman is the Chairman, Chief Executive Officer and President of Big Lots. Before joining us in July 2005, Mr. Fishman served as the President, Chief Executive Officer and Chief Restructuring Officer of Rhodes, Inc. (furniture retailer that filed for bankruptcy on November 4, 2004); the Chairman and Chief Executive Officer of Frank’s Nursery & Crafts, Inc. (lawn and garden specialty retailer that filed for bankruptcy on September 8, 2004); and the President and Founder of SSF Resources, Inc. (investment and consulting). Mr. Fishman’s strong leadership skills, proven management capabilities, and more than 36 years of diverse retail experience with discount, specialty and department store retailers, including 25 years of experience in a senior executive role, make Mr. Fishman an excellent choice to continue serving on the Board.

Peter J. Hayes is the former Chief Operating Officer of Variety Wholesalers, Inc. (retailer). Mr. Hayes also previously served as the President and Chief Operating Officer of Family Dollar Stores, Inc. (retailer); and the Chairman and Chief Executive Officer of the Gold Circle / Richway divisions of Federated Department Stores, Inc. (retailer). Mr. Hayes’ experience in discount retail, his leadership experience at large corporations and his qualification as an “audit committee financial expert,” as defined by applicable SEC rules, make him well suited to continue serving on the Board.

David T. Kollat is the President and Founder of 22, Inc. (research and management consulting). Mr. Kollat is also currently a director of Limited Brands, Inc. (where he is a member of the compensation committee and the finance committee), Select Comfort Corporation (where he is a member of the compensation committee and the corporate governance and nominating committee), and Wolverine World Wide, Inc. (where he is the lead director and a member of the compensation committee). Mr. Kollat’s experience in retail and marketing, leadership skills, extensive service on the boards of other public companies, and his advanced academic degrees in business administration led to the conclusion that he would continue to be a valuable member of the Board.

Brenda J. Lauderback is the former President – Wholesale Group of Nine West Group, Inc. (retail and wholesale footwear). Ms. Lauderback also previously served as the President – Footwear Wholesale of U.S. Shoe Corporation (retail and wholesale footwear); and the Vice President, General Merchandise Manager of Dayton Hudson Corporation (retail stores). Ms. Lauderback is also currently a director of Denny’s Corporation (where she is the chair of the corporate governance and nominating committee and a member of the compensation and incentives committee), Select Comfort Corporation (where she is the chair of the corporate governance and nominating committee), and Wolverine World Wide, Inc. (where she is the chair of the governance committee and a member of the audit committee). Ms. Lauderback previously served as a director of Irwin Financial Corporation. Ms. Lauderback’s extensive service on the boards of other public companies and experience in leadership roles with other retailers make her well-suited to continue serving on the Board.

Philip E. Mallott is an independent financial consultant and retail stock analyst. Mr. Mallott previously served as the Vice President and Chief Financial Officer of Intimate Brands, Inc. (retail stores). Mr. Mallott previously served as a director of Tween Brands, Inc. Mr. Mallott’s qualification as an “audit committee financial expert,” his experience as a certified public accountant, his service on the boards of other public companies and charitable organizations, and his experience in leadership roles with other retailers led to the conclusion that he would continue to be a valuable member of the Board.

Russell Solt is the former Director of Investor Relations of West Marine, Inc. (specialty retailer and catalog company) where he also previously served as the Executive Vice President and Chief Financial Officer. Additionally, Mr. Solt previously served as the Chief Financial Officer of Venture Stores, Inc. (discount retailer) and Williams-Sonoma, Inc. (specialty retailer). Mr. Solt’s experience as a certified public accountant and as the Chief Financial Officer of other publicly-traded retailers, his background in investor relations and his qualification as an “audit committee financial expert,” makes him well-suited to continue serving on the Board.

James R. Tener is the former President and Chief Operating Officer of Brook Mays Music Company (retail and wholesale music that filed for bankruptcy on July 11, 2006). Mr. Tener also previously served as the Chief Operating Officer of The Sports Authority (sporting goods retailer). Mr. Tener’s extensive experience in senior leadership roles of other publicly-traded retailers and prior service on the board of a privately-held company make him a solid choice to continue serving on the Board.

Dennis B. Tishkoff is the Chairman and Chief Executive Officer of Drew Shoe Corporation (footwear manufacturer, importer, exporter, retailer and wholesaler), and the President of Tishkoff and Associates, Inc. (retail consultant). Mr. Tishkoff previously served as the President and Chief Executive Officer of Shoe Corporation of America (footwear retailer). Mr. Tishkoff’s extensive experience in senior management roles of other retailers and wholesalers, his experience with importing merchandise and his leadership skills led to the conclusion that he will continue to be a valuable member of the Board.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE LISTED ABOVE.

GOVERNANCE

Board Leadership and Presiding Director

The Board is currently comprised of the nine individuals named in Proposal One – eight of whom are independent (as defined by the applicable New York Stock Exchange (“NYSE”) and SEC rules), non-employee directors (“outside directors”) and one of whom is our Chief Executive Officer (“CEO”). Our CEO serves as Chairman of the Board. The Board also has a presiding director whose primary responsibility is to lead executive sessions of the Board in which our CEO and other members of management are not present. The role of presiding director is rotated quarterly among the outside directors. The presiding director is responsible for establishing an agenda for the session over which he or she presides and, upon the conclusion of an executive session of the Board, meeting with our CEO to address the matters discussed during the executive session.

We believe that the current structure of the Board provides both independent leadership and the benefits afforded by having our CEO also serve as Chairman of the Board. As the individual with primary responsibility for managing our day-to-day operations, our CEO is best positioned to chair regular Board meetings as we discuss key business and strategic issues. Coupled with an independent presiding director, this structure provides independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of our business operations. The Board also believes that Mr. Fishman’s leadership, integrity and vision have been instrumental in our success and that he has the ability to execute both the short-term and long-term strategies necessary in the competitive marketplace in which we operate. Additionally, we have implemented mechanisms that we believe will ensure that we continue to maintain high standards of corporate governance and the continued accountability of our CEO to the Board, including a super-majority of independent outside directors on the Board, the use of a presiding director, and the appointment of only independent outside directors to chair and serve on each of our standing Board committees.

Board Meetings in Fiscal 2010

Eight meetings of the Board were held during fiscal 2010. During fiscal 2010, each director attended at least 75% of the aggregate of meetings of the Board and all meetings held by the committees on which he or she served (in each case, held during the periods that he or she served). It is our policy that each director nominee standing for election be present at the annual meeting of shareholders. Each director named in Proposal One attended the most recent annual meeting of shareholders held in May 2010. Under our Corporate Governance Guidelines, each director is expected to dedicate sufficient time and attention to ensure the diligent performance of his or her duties, including attending meetings of the shareholders, the Board and the committees of which he or she is a member.

Role of the Board’s Committees

The Board has standing Audit, Compensation, and Nominating / Corporate Governance Committees. The Board also has a Strategic Planning Committee. Each committee reports on its activities to the Board.

Audit Committee

The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibility with respect to: (i) the integrity of the financial reports and other financial information provided by us to our shareholders and others; (ii) our compliance with legal and regulatory requirements; (iii) the engagement of our independent registered public accounting firm and the evaluation of the firm’s qualifications, independence and performance; (iv) the performance of our system of internal controls; (v) our audit, accounting and financial reporting processes generally; and (vi) the evaluation of enterprise risk issues. The Audit Committee was established in accordance with the Securities Exchange Act of 1934, as amended (“Exchange Act”), and each of its members is independent as required by the Audit Committee’s charter and by the applicable NYSE and SEC rules. The Board has determined that Mr. Mallott, Mr. Hayes and Mr. Solt each satisfy the standards for an “audit committee financial expert,” as defined by applicable SEC rules. Each member of the Audit Committee is “financially literate,” as required by NYSE rules.

The functions of the Audit Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Audit Committee met eight times during fiscal 2010.

Compensation Committee

The Compensation Committee discharges the responsibilities of the Board relating to the administration of our compensation programs, including the compensation program for the members of our executive management committee (“EMC”). The EMC is currently comprised of 11 employees – the five executives named in the Summary Compensation Table (“named executive officers”) and all senior vice presidents.

The Compensation Committee is involved in establishing our general compensation philosophy, overseeing the development of our compensation programs, reviewing and recommending to the Board the compensation for the EMC members, administering our equity-based compensation plans, and reporting on the entirety of the executive compensation program to the Board. All members of the Compensation Committee are independent as required by the Committee’s charter and NYSE rules.

The functions of the Compensation Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Compensation Committee met four times during fiscal 2010.

Nominating / Corporate Governance Committee

The Nominating / Corporate Governance Committee is responsible for recommending individuals to the Board for nomination as members of the Board and its committees, taking a leadership role in shaping our corporate governance policies and practices, including recommending to the Board changes to our Corporate Governance Guidelines and monitoring compliance with such guidelines, and reviewing the compensation of the members of the Board and recommending any changes to the Board for its approval. All members of the Nominating / Corporate Governance Committee are independent as required by the Committee’s charter and NYSE rules.

The functions of the Nominating / Corporate Governance Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Nominating / Corporate Governance Committee met three times during fiscal 2010. The Corporate Governance Guidelines, which comply with NYSE rules, can be found in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption.

Strategic Planning Committee

The Strategic Planning Committee assists the Board and management in strategic planning, including monitoring issues associated with CEO succession and management development; providing guidance to the Board and management in the development of long-term business objectives and strategic plans; and reviewing the long-term business objectives and strategic plans developed by management. All members of the Strategic Planning Committee are independent.

The functions of the Strategic Planning Committee are further described in its charter, which is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Strategic Planning Committee meets as it deems necessary.

Selection of Nominees by the Board

The Nominating / Corporate Governance Committee has oversight over a broad range of issues surrounding the composition and operation of the Board. The Nominating / Corporate Governance Committee is responsible for recommending to the Board the appropriate skills and qualifications required of Board members, based on our needs from time to time. The Nominating / Corporate Governance Committee also evaluates prospective director nominees against the standards and qualifications set forth in the Corporate Governance Guidelines. Although the Nominating / Corporate Governance Committee has not approved any specific minimum qualifications that must be met by a nominee for director recommended by the Committee and has not adopted a policy with regard to the consideration of diversity in identifying director nominees, the Committee considers factors such as the prospective nominee’s relevant experience, character, intelligence, independence, commitment, judgment, prominence, age, and compatibility with our CEO and other members of the Board. The Nominating / Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, diversity, the balance of management and independent directors, and the need for committee expertise. The Nominating / Corporate Governance Committee confers with the Board as to the criteria it intends to apply before the search for a new director nominee is commenced.

In identifying potential candidates for Board membership, the Nominating / Corporate Governance Committee considers recommendations from the Board, shareholders and management. A shareholder who wishes to recommend a prospective director nominee to the Board must send written notice to: Chair of the Nominating / Corporate Governance Committee, Big Lots, Inc., 300 Phillipi Road, Columbus, Ohio 43228. The written notice must include the prospective nominee’s name, age, business address, principal occupation, ownership of our common shares, information that would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such prospective nominee as a director, and any other information that is deemed relevant by the recommending shareholder. Shareholder recommendations that comply with these procedures and that meet the factors outlined above will receive the same consideration that the recommendations of the Board and management receive.

After completing the evaluation of a prospective nominee, the Nominating / Corporate Governance Committee may make a recommendation to the Board that the targeted individual be nominated by the Board, and the Board then decides whether to approve a nominee after considering the recommendation and report of the Nominating / Corporate Governance Committee. Any invitation to join the Board is extended to a prospective nominee through the chair of the Nominating / Corporate Governance Committee and our CEO, after approval by the Board.

Pursuant to its written charter, the Nominating / Corporate Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating director candidates and to approve the fees and other retention terms for any such consultant or search firm. No such firm was retained in connection with the selection of the director nominees proposed for election at the Annual Meeting.

Majority Vote Policy and Standard

Our Amended Articles of Incorporation impose a majority vote standard in uncontested elections of directors and our Corporate Governance Guidelines contain a majority vote policy applicable to uncontested elections of directors. Article Eighth of our Amended Articles of Incorporation provides that if a quorum is present at the Annual Meeting, a director nominee in an uncontested election shall be elected to the Board if the number of votes cast for such nominee’s election exceeds the number of votes cast against and/or withheld from such nominee’s election. The majority vote policy contained in our Corporate Governance Guidelines requires any nominee for director who does not receive more votes cast for such nominee’s election than votes case against and/or withheld as to his or her election to deliver his or her resignation from the Board to the Nominating / Corporate Governance Committee. See the “About the Annual Meeting - Vote Required to Approve a Proposal - Proposal One” section of this Proxy Statement for more information about what constitutes an uncontested election. Abstentions and broker non-votes have no effect in determining whether the required affirmative majority vote has been obtained. Upon its receipt of such resignation, the Nominating / Corporate Governance Committee will promptly consider the resignation and recommend to the Board whether to accept the resignation or to take other action. The Board will act on the recommendation of the Nominating / Corporate Governance Committee no later than 100 days following the certification of the shareholder vote. The Nominating / Corporate Governance Committee, in making its recommendation, and the Board, in making its decision, will evaluate such resignation in light of the best interests of Big Lots and our shareholders and may consider any factors and other information they deem relevant. We will promptly publicly disclose the Board’s decision in a periodic or current report to the SEC.

Determination of Director Independence

Pursuant to the Corporate Governance Guidelines, the Board undertook its most recent annual review of director independence in March 2011. During this annual review, the Board considered all transactions, relationships and arrangements between each director, his or her affiliates, and any member of his or her immediate family, on one hand, and Big Lots, its subsidiaries and members of senior management, on the other hand. The purpose of this review was to determine whether any such transactions or relationships were inconsistent with a determination that the director is independent in accordance with NYSE rules.

As a result of this review, the Board affirmatively determined that, with the exception of Mr. Fishman, all of the directors nominated for election at the Annual Meeting are independent of Big Lots, its subsidiaries and its management under the standards set forth in the NYSE rules, and no director nominee has a material relationship with Big Lots, its subsidiaries or its management aside from his or her service as a director. Mr. Fishman is not an independent director due to his employment by Big Lots.

In determining that each of the directors other than Mr. Fishman is independent, the Board considered charitable contributions to not-for-profit organizations of which our directors or immediate family members are executive officers or directors, none of which approached the disqualifying thresholds set forth in the NYSE rules. Accordingly, the Board determined that each of the transactions and relationships it considered was immaterial and did not impair the independence of any of the directors.

Related Person Transactions

The Board and the Nominating / Corporate Governance Committee have the responsibility for monitoring compliance with our corporate governance policies, practices and guidelines applicable to our directors, nominees for director, officers and employees. The Board and the Nominating / Corporate Governance Committee have enlisted the assistance of our General Counsel and human resources management to fulfill this responsibility. Our written Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Financial Professionals, and human resources policies address governance matters and prohibit, without the consent of the Board or the Nominating / Corporate Governance Committee, directors, officers and employees from engaging in transactions that conflict with our interests or that otherwise usurp corporate opportunities.

Pursuant to our written related person transaction policy, the Nominating / Corporate Governance Committee also evaluates “related person transactions.” Consistent with SEC rules, we consider a related person transaction to be any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships): (i) involving more than $120,000 in which we and any of our directors, nominees for director, executive officers, holders of more than five percent of our common shares, or their respective immediate family members were or are to be a participant; and (ii) in which such related person had or will have a direct or indirect material interest. Under our policy, our directors, executive officers and other members of management are responsible for bringing all transactions, whether proposed or existing, of which they have knowledge and that they believe may constitute related person transactions to the attention of our General Counsel. If our General Counsel determines that the transaction constitutes a related person transaction, our General Counsel will notify the chair of the Nominating / Corporate Governance Committee. Thereafter, the Nominating / Corporate Governance Committee will review the related person transaction, considering all factors and information it deems relevant, and either approve or disapprove the transaction in light of what the Committee believes to be the best interests of Big Lots and our shareholders. If advance approval is not practicable or if a related person transaction that has not been approved is discovered, the Nominating / Corporate Governance Committee will promptly consider whether to ratify the related person transaction. Where advance approval is not practicable or we discover a related person transaction that has not been approved and in each such case the Committee disapproves the transaction, the Committee will, taking into account all of the factors and information it deems relevant (including the rights available to us under the transaction), determine whether we should amend, rescind or terminate the transaction in light of what it believes to be the best interests of our shareholders and company. We do not intend to engage in related person transactions disapproved by the Nominating / Corporate Governance Committee. Examples of factors and information that the Nominating / Corporate Governance Committee may consider include: (i) the reasons for entering into the transaction; (ii) the terms of the transaction; (iii) the benefits of the transaction to us; (iv) the comparability of the transaction to similar transactions with unrelated third parties; (v) the materiality of the transaction to each party; (vi) the nature of the related person’s interest in the transaction; (vii) the potential impact of the transaction on the status of an independent outside director; and (viii) the alternatives to the transaction.

Additionally, on an annual basis, each director, nominee for director and executive officer is obligated to complete a questionnaire that requires written disclosure of any related person transaction. These questionnaires are reviewed by the Nominating / Corporate Governance Committee and our General Counsel to identify any potential conflicts of interest or potential related person transactions.

Based on our most recent review conducted in the first quarter of fiscal 2011, we have not engaged in any related person transactions since the beginning of fiscal 2010.

Board’s Role in Risk Oversight

The Board and its committees play an important role in overseeing the identification, assessment and mitigation of risks that are material to us. In fulfilling this responsibility, the Board and its committees regularly consult with management to evaluate and, when appropriate, modify our risk management strategies. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.

The Audit Committee assists the Board in fulfilling its oversight responsibility relating to the performance of our system of internal controls, legal and regulatory compliance, our audit, accounting and financial reporting processes, and the evaluation of enterprise risk issues, particularly those risk issues not overseen by other committees. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation programs. The Nominating / Corporate Governance Committee manages risks associated with corporate governance, related person transactions, and business conduct and ethics. The Strategic Planning Committee assists the Board and management in managing risks related to strategic planning and succession planning. The Public Policy and Environmental Affairs Committee, a management committee that reports to the Nominating / Corporate Governance Committee, oversees management of risks associated with public policy, environmental and social matters that may affect our operations, performance or public image.

Code of Business Conduct and Ethics & Code of Ethics for Financial Professionals

We have a Code of Business Conduct and Ethics, which is applicable to all of our directors, officers and employees. We also have a Code of Ethics for Financial Professionals which is applicable to our principal executive officer, principal financial officer, principal accounting officer, controller and other persons performing similar functions. Both the Code of Business Conduct and Ethics and the Code of Ethics for Financial Professionals are available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. We intend to post amendments to or waivers from any applicable provision (related to elements listed under Item 406(b) of Regulation S-K) of the Code of Business Conduct and Ethics and the Code of Ethics for Financial Professionals (in each case, to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions), if any, at this location on our website.

Compensation Committee Interlocks and Insider Participation

During fiscal 2010, Mr. Solt, Mr. Tener and Mr. Tishkoff served on our Compensation Committee. No member of our Compensation Committee serves or has served at any time as one of our officers or employees or has or, during fiscal 2010, had a material interest in any related person transaction, as defined in Item 404 of Regulation S-K. None of our executive officers serve or, during fiscal 2010, served as a member of the board of directors or compensation committee of any other company that has or had an executive officer serving as a member of the Board or our Compensation Committee.

Communications with the Board

Shareholders and other parties interested in communicating directly with the Board, with specified individual directors or with the outside directors as a group, may do so by choosing one of the following options:

Call the Board at:	(866) 834-7325
Write to the Board at:	Big Lots Board of Directors, 300 Phillipi Road, Columbus, Ohio 43228-5311
E-mail the Board at:	http://biglots.safe2say.info

Under a process approved by the Nominating / Corporate Governance Committee for handling correspondence received by us and addressed to outside directors, our General Counsel reviews all such correspondence and forwards to the Board or appropriate members of the Board a summary and/or copies of any such correspondence that deals with the functions of the Board, members or committees thereof or otherwise requires their attention. Directors may at any time review a log of all correspondence received by us and directed to members of the Board and may request copies of any such correspondence. Concerns relating to our accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Concerns relating to the Board or members of senior management will be referred to the members of the Nominating / Corporate Governance Committee. Parties submitting communications to the Board may choose to do so anonymously or confidentially.

DIRECTOR COMPENSATION

Under the Big Lots, Inc. Non-Employee Director Compensation Package established by the Board, each outside director is compensated for Board and committee participation in the form of retainers and fees and a restricted stock award.

Retainers and Fees

The retainers and fees we paid to outside directors for fiscal 2010 consisted of: (i) an annual retainer of $45,000; (ii) an additional annual retainer of $15,000 for the chair of the Audit Committee; (iii) an additional annual retainer of $10,000 for the chairs of the Compensation Committee and the Nominating / Corporate Governance Committee; (iv) $1,500 for each Board meeting attended in person; (v) $1,250 for each committee meeting attended in person; (vi) $500 for each Board or committee meeting attended telephonically; and (vii) the ability to nominate one or more charities to receive from us donations in the aggregate amount of up to $10,000 per outside director. In addition, during fiscal 2010, the Board determined that the outside directors’ duties were requiring a greater time commitment than contemplated by our Non-Employee Director Compensation Package, and accordingly each outside director was paid additional fees commensurate with such service. No retainers or fees are paid in connection with a director’s service to the Strategic Planning Committee. During fiscal 2010, Messrs. Berger, Hayes, Kollat, Mallott, Solt, Tener and Tishkoff and Ms. Lauderback qualified as outside directors and, thus, received compensation for their Board service. Due to our employment of Mr. Fishman, he did not qualify as an outside director and did not receive compensation for his service as a director. The compensation received by Mr. Fishman as an employee is shown in the Summary Compensation Table included in this Proxy Statement.

Restricted Stock

In fiscal 2010, the outside directors also received a restricted stock award having a grant date fair value equal to approximately $95,000 (2,723 common shares). The fiscal 2010 restricted stock awards were made in June 2010 under the Big Lots 2005 Long-Term Incentive Plan (“2005 Incentive Plan”). The restricted stock awarded to the outside directors in fiscal 2010 will vest on the earlier of (i) the trading day immediately preceding the Annual Meeting or (ii) the outside director’s death or disability (as that term is defined in the 2005 Incentive Plan). However, the restricted stock will not vest if the outside director ceases to serve on the Board before either vesting event occurs.

Director Compensation Table for Fiscal 2010

The following table summarizes the compensation earned by each outside director for his or her Board service in fiscal 2010.

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred	All
	or	Stock	Option	Incentive Plan	Compensation	Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)(2)(3)	($)(4)	($)	($)	($)(5)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Mr. Berger	91,250	94,978	—	—	—	10,000	196,228
Mr. Hayes	57,500	94,978	—	—	—	10,000	162,478
Mr. Kollat	96,750	94,978	—	—	—	10,000	201,728
Ms. Lauderback	58,750	94,978	—	—	—	9,500	163,228
Mr. Mallott	116,000	94,978	—	—	—	10,000	220,978
Mr. Solt	94,000	94,978	—	—	—	10,000	198,978
Mr. Tener	58,500	94,978	—	—	—	10,000	163,478
Mr. Tishkoff	97,500	94,978	—	—	—	10,000	202,478
____________________

(1)	Amounts in this column include the additional fees paid to the outside directors for their increased time commitment in fiscal 2010. The additional fees paid to each outside director were as follows: Mr. Berger ($30,000); Mr. Hayes ($1,000); Mr. Kollat ($30,000); Ms. Lauderback ($1,000); Mr. Mallott ($40,000); Mr. Solt ($30,000); Mr. Tener ($1,000); and Mr. Tishkoff ($30,000).

(2)	Amounts in this column reflect the aggregate grant date fair value of the restricted stock awards granted to the outside directors in fiscal 2010 as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”), excluding the effect of any estimated forfeitures. The full grant date fair value of the fiscal 2010 restricted stock award granted to each outside director, as computed in accordance with ASC 718, was based on individual awards of 2,723 common shares at a per common share value of $34.88 on the grant date (i.e., $94,978 per outside director). In accordance with ASC 718 and the 2005 Incentive Plan, the per common share grant date value is the average of the opening price and the closing price of our common shares on the NYSE on the grant date.

(3)	As of January 29, 2011, each individual included in the table held 2,723 shares of restricted stock.

(4)	Prior to fiscal 2008, the outside directors received an annual stock option award under the Big Lots, Inc. Amended and Restated Director Stock Option Plan (“DSO Plan”). The DSO Plan was terminated on May 30, 2008 and no stock option awards were granted to any outside directors in fiscal 2010. As of January 29, 2011, each individual included in the table held stock options to purchase the following number of common shares: Mr. Berger: 20,000; Mr. Hayes: 0; Mr. Kollat: 65,000; Ms. Lauderback: 30,000; Mr. Mallott: 25,000; Mr. Solt: 4,000; Mr. Tener: 20,000; and Mr. Tishkoff: 4,000.

(5)	Amounts in this column reflect payments made by us during fiscal 2010 to charitable organizations nominated by the specified directors pursuant to the Big Lots, Inc. Non-Employee Director Compensation Package.

STOCK OWNERSHIP

Ownership of Our Common Shares by Certain Beneficial Owners and Management

The following table sets forth certain information with regard to the beneficial ownership of our common shares by each holder of more than five percent of our common shares, each director, each of the executive officers named in the Summary Compensation Table, and all our executive officers and directors as a group. The assessment of holders of more than five percent of our common shares is based on a review of and reliance upon their respective filings with the SEC. Except as otherwise indicated, all information is as of March 12, 2011.

	Amount and Nature of	Percent of
Name of Beneficial	Beneficial Ownership	Outstanding
Owner or Identity of Group	(1)	Common Shares
Lisa M. Bachmann	245,265	*
Jeffrey P. Berger	30,334	*
Joe R. Cooper	129,375	*
Steven S. Fishman	997,568	1.3%
Peter J. Hayes	5,909	*
Charles W. Haubiel II	117,500	*
David T. Kollat	88,662	*
Brenda J. Lauderback	38,634	*
Philip E. Mallott	36,334	*
John C. Martin	76,700	*
Russell Solt	12,334	*
James R. Tener	33,334	*
Dennis B. Tishkoff	14,943	*
Wellington Management Company, LLP (2)	5,361,846	7.1%
Sasco Capital, Inc. (3)	4,943,040	6.6%
The Vanguard Group, Inc. (4)	4,570,031	6.1%
LSV Asset Management (5)	3,928,275	5.2%
All directors and executive officers as a group (21 persons)	2,430,946	3.3%
____________________

*	Represents less than 1.0% of the outstanding common shares.

(1)	Each person named in the table has sole voting power and sole dispositive power with respect to all common shares shown as beneficially owned by such person, except as otherwise stated in the footnotes to this table. The amounts set forth in the table include common shares that may be acquired within 60 days of March 12, 2011 under stock options exercisable within that period. The number of common shares that may be acquired within 60 days of March 12, 2011 under stock options exercisable within that period are as follows: Ms. Bachmann: 181,187; Mr. Berger: 20,000; Mr. Cooper: 74,375; Mr. Fishman: 287,510; Mr. Hayes: 0; Mr. Haubiel: 67,500; Mr. Kollat: 65,000; Ms. Lauderback: 30,000; Mr. Mallott: 25,000; Mr. Martin: 36,250; Mr. Solt: 4,000; Mr. Tener: 20,000; Mr. Tishkoff: 4,000; and all directors and executive officers as a group: 1,234,622.

(2)	In its Schedule 13G filed on February 14, 2011, Wellington Management Company, LLP, 280 Congress Street, Boston, MA 02210, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2010, had shared power to vote or to direct the vote of 4,202,828 of the shares and shared power to dispose or to direct to the disposition over all of the shares, and had no sole power to vote or to direct the vote or sole power to dispose or to direct the disposition over the shares.

(3)	In its Schedule 13G/A filed on February 11, 2011, Sasco Capital, Inc., 10 Sasco Hill Road, Fairfield, CT 06824, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2010, had sole voting power over 1,726,590 of the shares, had sole dispositive power over all of the shares, and had no shared voting power or shared dispositive power over the shares.

(4)	In its Schedule 13G/A filed on February 10, 2011, The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2010, had sole voting power over 98,591 of the shares, had sole dispositive power over 4,471,440 of the shares, had shared dispositive power over 98,591 of the shares, and had no shared voting power over the shares. In its Schedule 13G/A, this reporting person indicated that its wholly-owned subsidiary, Vanguard Fiduciary Trust Company, was the beneficial owner and directs the voting of 98,591 common shares.

(5)	In its Schedule 13G filed on February 9, 2011, LSV Asset Management, 155 North Wacker Drive, Suite 4600, Chicago, IL 60606, stated that it beneficially owned the number of common shares reported in the table as of December 31, 2010, had sole voting power and sole dispositive power over all of the shares, and had no shared voting power or shared dispositive power over the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our outstanding common shares, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares. Executive officers, directors and greater than 10% shareholders are required by the regulations of the SEC to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of the Section 16(a) reports filed on behalf of these persons with the SEC and the written representations of our directors and executive officers that no other reports were required by them, we believe that all of our directors and executive officers and greater than 10% shareholders complied during fiscal 2010 with the reporting requirements of Section 16(a) of the Exchange Act.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”) with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and our Annual Report on Form 10-K for fiscal 2010 (“Form 10-K”).

Members of the Compensation Committee

Dennis B. Tishkoff, Chair
Russell Solt
James R. Tener

Compensation Discussion and Analysis

Overview of Our Executive Compensation Program

Introduction

This CD&A describes our executive compensation program for fiscal 2010 and certain elements of our executive compensation program for fiscal 2011. We use this program to attract, motivate and retain those who lead our business. In particular, this CD&A explains how the Board and the Compensation Committee of the Board (which we refer to as the “Committee” throughout this CD&A) made its compensation decisions for our named executive officers, who, for fiscal 2010 were: (i) Mr. Fishman, our Chairman, CEO and President; (ii) Mr. Cooper, our Executive Vice President and Chief Financial Officer; (iii) Ms. Bachmann, our Executive Vice President, Supply Chain Management and Chief Information Officer; (iv) Mr. Martin, our Executive Vice President, Merchandising; and (v) Mr. Haubiel, our Executive Vice President, Legal and Real Estate, General Counsel and Corporate Secretary.

Philosophy and Objectives

We believe it is important to provide competitive compensation to attract and retain talented executives to lead our business. We also believe an executive compensation program should encourage high levels of corporate and individual performance by motivating executives to continually improve our business in order to promote sustained profitability and enhanced shareholder value. This philosophy drives our executive compensation program.

Consistent with our philosophy, each of our named executive officer’s total compensation varies based on his or her leadership, performance, experience, responsibilities and the achievement of financial and business goals. To better ensure that our executive compensation program advances the interests of our shareholders, the value of bonus opportunities and equity awards under the program depends upon our financial performance and/or the price of our common shares. As a named executive officer’s level of responsibility and the potential impact that a named executive officer could have on our operations and financial condition increase, the percentage of our named executive officer’s compensation that is at risk through bonus and equity incentive compensation also increases.

The Board and the Committee periodically review our executive compensation philosophy and consider factors that may influence a change in our executive compensation philosophy. Consistent with our executive compensation philosophy, the Committee has identified the following key objectives for our executive compensation program:
  Attract and retain executives by paying them amounts and offering them elements of compensation that are competitive with and comparable to those paid and offered by most companies in our peer groups.

  We believe a key factor in attracting and retaining qualified executives is to provide total compensation that is competitive with the total compensation paid by companies in our compensation “peer groups” discussed in the “Comparative Compensation Data” section of this CD&A. In addition, we believe most executives who consider changing employers expect to receive compensation elements that are comparable to those offered by most companies in our peer groups and/or their current employer. Accordingly, we generally do not structure our executive compensation program to be competitive with the programs of companies outside of our peer groups (although we may do so to attract a particular candidate whom we believe is well-suited for our business). We believe the amounts and elements of compensation that we offer make us competitive within our peer groups, and offering competitive packages has enabled us in recent years to attract and retain quality executives. We believe failing to offer competitive amounts and elements of compensation to candidates and our executives would impair our ability to attract and retain a high level of executive talent.

  Each of the elements of compensation we provide serves a different role in attracting and retaining executives. Salary serves as a short-term retention tool. Bonus under the Big Lots 2006 Bonus Plan (“2006 Bonus Plan”) is based on annual corporate financial performance and is designed primarily to retain executives on a year-to-year basis. Stock options issued under the 2005 Incentive Plan vest over four years in prorated annual increments and provide executives with an incentive to remain with us for up to the seven-year term of the stock option. Restricted stock awarded to most executives under the 2005 Incentive Plan encourages executives to remain with us for up to five years after the award date, as the restricted stock generally vests only if (i) we meet a threshold corporate financial goal (“first trigger”) and (ii) either we meet another more challenging corporate financial goal (“second trigger”) or the five-year period following the grant date lapses. As discussed in more detail in the “Retention Agreement” section of this CD&A, Mr. Fishman was awarded restricted stock in fiscal 2010 under a retention agreement we entered into with Mr. Fishman that is designed to assure us that we will have his continued services through March 2013. We believe that the perceived value to the executives of the personal benefits and perquisites we offer to them and the convenience of having these benefits when faced with the demands of their positions, makes them a meaningful element of our compensation program.
  Motivate executives to contribute to our success and reward them for their performance.

  We use the bonus and equity elements of our executive compensation program as the primary tools to motivate our executives to continually improve our business in order to promote sustainable profitability and enhanced shareholder value. These compensation elements provide executives with meaningful incentives to meet or exceed the corporate financial goals set by our Board each year.

  For an executive to earn a bonus under the 2006 Bonus Plan, we must achieve a minimum corporate performance amount established by the Committee at a time when achievement of that amount is substantially uncertain. Although bonuses will be paid to executives under the 2006 Bonus Plan for fiscal years in which we achieve minimum or target corporate performance amounts, our executives also have an opportunity to earn up to double the amount of their target bonus compensation if we exceed the target corporate performance amount. Conversely, if we do not meet the minimum corporate performance amount, executives do not receive a bonus under the 2006 Bonus Plan. We believe this structure is essential to motivate executives to not only meet the goals we set, but also to surpass those goals.

  Restricted stock granted to executives under the 2005 Incentive Plan is a full value award. Accordingly, we believe it is appropriate for us to require the achievement of at least a predetermined threshold corporate financial goal (i.e., the first trigger) before restricted stock issued under the 2005 Incentive Plan may vest. We believe imposing a performance requirement in the form of a corporate financial goal, which is established by the Committee at a time when achievement of the goal is substantially uncertain, encourages positive performance and protects our shareholders from dilution in the absence of our performance. As discussed above, restricted stock awarded to our executives (other than to Mr. Fishman pursuant to his retention agreement) vests on an accelerated basis if we achieve the second trigger. The second trigger is established when the award is made, and is typically based on a projected multi-year corporate operating plan. The restricted stock awarded to Mr. Fishman in fiscal 2010 also requires that we achieve a corporate financial goal; however, if that goal is not achieved for the year in which it was established, there is no opportunity for that award to vest based on our performance in subsequent years.

  Align the interests of executives and shareholders through incentive-based executive compensation.

  We pay bonuses to executives under the 2006 Bonus Plan only if we meet or exceed corporate performance goals. Stock options awarded under the 2005 Incentive Plan are valuable only if the market price of our common shares exceeds the exercise price during the period in which the stock options may be exercised. Restricted stock awarded under the 2005 Incentive Plan vests only if we achieve a threshold corporate performance goal and its value is determined by the market price of our common shares. Accordingly, the realization and value of each of these elements of compensation is dependent upon our performance and/or the appreciation in the value of our common shares.

  In fiscal 2010, 83.8% of the total compensation earned by our named executive officers was derived from incentive compensation in the form of bonuses (non-equity incentive plan compensation), stock options and restricted stock, as each is reflected in the Summary Compensation Table. We believe this demonstrates that our executive compensation program is closely aligned with the interests of our shareholders. We do not apply a specific formula or set a specific percentage at which incentive compensation is targeted or awarded for our named executive officers individually or as a group. Rather, the amount of total compensation that may be earned by each named executive officer through these forms of incentive compensation is subjectively determined based on each named executive officer’s level of responsibility and potential impact on our operations and financial condition. The percentage of total compensation that a named executive officer may earn through these forms of incentive compensation generally increases as the executive’s level of responsibility and impact on our business increases.

Following the end of each fiscal year, we calculate and review the “at-risk incentive compensation” awarded to each named executive officer in that fiscal year as a percentage of the “total executive compensation awarded” to our named executive officer in that fiscal year to evaluate how effectively our incentive compensation programs address our objective of aligning executive compensation with the interests of our shareholders. We compute this calculation as follows:

Grant date
At-Risk		At-Risk		fair value of		Grant date fair value		Maximum possible payout under
Incentive		Incentive	=	stock	+	of option awards	+	non-equity incentive plan awards
Compensation		Compensation		awards
as a	=
Percentage of						Change in pension
Total		Total				value and				At-Risk
Executive		Executive	=	Salary	+	nonqualified	+	All other	+	Incentive
Compensation		Compensation				deferred		compensation		Compensation
Awarded		Awarded				compensation
earnings

The components of at-risk incentive compensation are the potential values to our named executive officer upon award, as reflected in the Grants of Plan-Based Awards in Fiscal 2010 table following this CD&A. The components of the total executive compensation awarded (other than at-risk incentive compensation) are the amounts actually earned by the named executive officer, as reflected in the Summary Compensation Table following this CD&A.

For fiscal 2010, the percentage of the total executive compensation awarded that was derived from at-risk incentive compensation for our named executive officers was as follows:

Fiscal 2010 At-Risk Incentive Compensation
as a Percentage of
Name	Total Executive Compensation Awarded (%)
Mr. Fishman	88.2
Mr. Cooper	80.7
Ms. Bachmann	80.4
Mr. Martin	74.8
Mr. Haubiel	80.8
All non-CEO named executive officers as a group	79.2
All named executive officers as a group	84.5

We believe the significant portion of total executive compensation awarded to our named executive officers as at-risk incentive compensation exemplifies the emphasis of our executive compensation program on “pay for performance.” In rewarding performance through at-risk incentive compensation, we believe we align the interests of our executives with those of our shareholders.
  Manage executive compensation costs.

  As we discuss in greater detail in the “Comparative Compensation Data” section of this CD&A, we compare the compensation paid to our executives with the compensation paid to similarly-situated executives at companies within our peer groups. While this comparison is not a determinative factor for setting compensation for our executives, we believe our review of the peer group data provides a market check and supports our belief that we do not overpay our executives and we effectively manage our executive compensation costs.

  Focus on corporate governance.

  Although the compensation committee at some companies makes all compensation decisions with respect to their executives, we believe it is consistent with best practices in corporate governance to reach a consensus among all outside directors when establishing executive compensation each year. While the Committee takes the lead in formulating executive compensation, we seek the approval of our five additional outside directors before finalizing annual executive compensation to provide an additional check on the appropriateness of the amounts awarded.

Elements of In-Service Executive Compensation

The primary compensation elements for our named executive officers consist of salary, bonus opportunities under the 2006 Bonus Plan and equity awards made under the 2005 Incentive Plan. In addition, our named executive officers are entitled to certain personal benefits and perquisites. We believe each of these elements and the mix of elements is necessary to provide a competitive executive compensation program, is consistent with our compensation philosophy and furthers our compensation objectives.

The Committee reviews each element at least annually. Individual and corporate performance directly impacts the elements and amount of compensation paid to our named executive officers. For instance, a named executive officer’s failure to meet individual goals may lead to a reduction in his or her compensation, a failure to receive equity awards, or the termination of his or her employment. Conversely, excellent corporate performance may lead to greater bonus payouts and, possibly, to the achievement of financial goals that accelerate restricted stock vesting. The Committee and the other outside directors also have discretion, subject to the limitations contained in our bonus and equity plans and the executives’ employment agreements, in setting named executive officers’ salary, bonus opportunities and equity awards.
  Salary

  Salary is cash compensation and is established annually for each named executive officer. A minimum salary for each named executive officer is set forth in his or her respective employment agreement, as described below in the “Elements of In-Service Executive Compensation – Employment Agreements” section of this CD&A. Salary adjustments are subjectively determined and are not formally tied to specific performance criteria. The Committee has not adopted any specific schedule of salary increases and makes adjustments to our named executive officers’ respective salaries without regard to adjustments in the salaries of other executives.

  Bonus

  Each named executive officer has the opportunity to earn an annual cash bonus under the 2006 Bonus Plan. Bonus payouts correspond to a percentage of each named executive officer’s salary (“payout percentage”) and are based on whether we achieve certain corporate performance amounts under one or more financial measures. The corporate performance amounts and financial measures are set annually at the discretion of the Committee and the other outside directors in connection with the Board’s approval of our annual corporate operating plan, subject to the terms of the 2006 Bonus Plan and our named executive officers’ employment agreements.

  The lowest level at which we will pay a bonus under the 2006 Bonus Plan is referred to as the “floor.” A bonus is not paid under the 2006 Bonus Plan if we do not achieve at least the corporate performance amount that earns a floor bonus. The level at which we generally plan our performance and the associated payout under the 2006 Bonus Plan is referred to as the “target.” The maximum level at which we will pay a bonus under the 2006 Bonus Plan is referred to as the “stretch.” If our performance in a fiscal year exceeds the minimum corporate performance amount that earns a floor bonus, there is a corresponding increase in the amount of the bonus (up to a maximum at the stretch bonus level). Bonuses paid to our named executive officers under the 2006 Bonus Plan are considered “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. See the “Bonus and Equity Plans” disclosure that follows the Summary Compensation Table for more information concerning the 2006 Bonus Plan.

  Equity

  All equity awards granted to our named executive officers since January 1, 2006 have been issued under the 2005 Incentive Plan. Although the 2005 Incentive Plan allows us to issue various types of equity awards, we have granted only stock options and restricted stock under the 2005 Incentive Plan. The stock options vest based on the passage of time or, if earlier, upon the executive’s death or disability (provided such event occurs at least six months after the grant date). The restricted stock awarded to Mr. Fishman pursuant to his retention agreement vests based on the achievement of a corporate financial goal. The restricted stock awarded to the other named executive officers vests based on the achievement of the first trigger and then the achievement of the second trigger, the passage of time, or the executive’s death or disability. See the “Bonus and Equity Plans” disclosure that follows the Summary Compensation Table for more information concerning the 2005 Incentive Plan and the terms under which we have granted equity awards.

  Personal Benefits/Perquisites

  The following are the personal benefits and perquisites that are generally provided only to employees at or above the vice president level: (i) coverage under the Big Lots Executive Benefit Plan (“Executive Benefit Plan”); (ii) enhanced long-term disability insurance coverage; and (iii) use of an automobile or payment of an automobile allowance. Mr. Fishman is also permitted to make limited non-business use of corporate aircraft. We believe that these personal benefits and perquisites, although immaterial to us in amount, are an important element of total compensation provided to our executives because of the value our executives place on these benefits and the convenience of having these benefits when faced with the demands of their positions. The Committee evaluates the personal benefits and perquisites received by named executive officers during its annual review of our named executive officers’ total compensation.

  We offer all full-time employees medical and dental benefits under the Big Lots Associate Benefit Plan (“Benefit Plan”). We also offer employees at or above the vice president level, including our named executive officers, the opportunity to participate in the Executive Benefit Plan, which reimburses executives for health-related costs incurred but not covered under the Benefit Plan, up to an annual maximum reimbursement of $40,000 per family. Amounts received by named executive officers under the Executive Benefit Plan are treated as taxable income, and we reimburse each executive the approximate amount of his or her income tax liability relating to the benefits received under the Executive Benefit Plan.

  We offer short-term disability coverage to all full-time employees and long-term disability coverage to all salaried employees. For our named executive officers, the benefits provided under the long-term disability plan are greater than for employees below the vice president level. Under the long-term disability coverage, a named executive officer may receive 67% of his or her monthly salary, up to $25,000 per month, until the executive is no longer disabled or turns age 65, whichever occurs earlier. We also pay the premiums for this long-term disability coverage and the amount necessary to hold our named executive officer harmless from the income taxes resulting from such premium payments.

  All employees at or above the vice president level have the option to use an automobile or accept a monthly automobile allowance. The value of the automobile and the amount of the automobile allowance are determined based on the employee’s level.

  In fiscal 2010, the Compensation Committee authorized Mr. Fishman to use corporate aircraft for up to 120 hours of non-business flights, including any deadhead flights associated with his non-business use of corporate aircraft. Given the delays associated with early check-in requirements, security clearances, baggage claim and the need for additional time to avoid missing a flight due to possible delays at any point in the process, commercial travel has become even more inefficient in recent years. Accordingly, making the aircraft available to Mr. Fishman allowed him to efficiently and securely conduct business during both business and non-business flights and to maximize his availability to conduct business before and after his flights. In approving this benefit, the Compensation Committee took into account Mr. Fishman’s extensive travel schedule, which, whether primarily for business or non-business purposes, frequently included a business element (e.g., visits to our stores or potential store locations). We also believe that the value of this benefit to Mr. Fishman, in terms of convenience and time savings exceeded the aggregate incremental cost that we incurred to make the aircraft available to him and, therefore, was an efficient form of compensation for him. We reported imputed income for income tax purposes for the value of Mr. Fishman’s non-business use of corporate aircraft based on the Standard Industry Fare Level in accordance with the Internal Revenue Code of 1986, as amended (“IRC”), and the regulations promulgated thereunder. We did not reimburse or otherwise “gross-up” Mr. Fishman for any income tax obligation attributed to his non-business use of corporate aircraft.
Employment Agreements

Each named executive officer is party to an employment agreement with us. The terms of the employment agreements are substantially similar and are described collectively herein except where their terms materially differ.

We entered into the employment agreements because the agreements provide us with several protections (including non-competition, confidentiality, non-solicitation and continuing cooperation provisions) in exchange for minimum salary levels and target and stretch bonus payout percentages, potential severance and change in control payments and other benefits. Further, we believe it is in our best interests and the best interests of our shareholders to enter into the employment agreements to assure the undivided loyalty and dedication of our named executive officers.

We negotiated the terms of each employment agreement, including the minimum salary levels and minimum target and stretch bonus payout percentages set forth therein, with the executive. In those negotiations, we considered many factors, including:
  our need for the executive;

  the executive’s level of responsibility and the potential impact that the executive could have on our operations and financial condition;

  the skills and past and anticipated future performance of the executive;

  the degree to which we believe the executive will be able to help improve our business;

  the compensation being paid to similarly-situated executives at peer group companies;

  the relationship between the compensation being offered to the executive and that being paid to the other EMC members;

  our perception of our bargaining power and the executive’s bargaining power; and

  to the extent applicable, the elements and amounts of compensation being offered or being paid to the executive by another employer.
Under the terms of their employment agreements, our named executive officers are each entitled to receive at least the following salaries, which amounts are not subject to automatic increases: Mr. Fishman: $1,200,000; Mr. Cooper: $440,000; Ms. Bachmann: $440,000; Mr. Martin: $520,000; and Mr. Haubiel: $350,000. The terms of each named executive officer’s employment agreement also establish the minimum payout percentages that may be set annually for his or her target and stretch bonus levels. The payout percentages set by the employment agreements for target bonus and stretch bonus, respectively, are as follows (expressed as a percentage of the executive’s salary): Mr. Fishman: 100% and 200%; Mr. Cooper: 60% and 120%; Ms. Bachmann: 60% and 120%; Mr. Martin: 60% and 120%; and Mr. Haubiel: 50% and 100%.

Upon our entry into the employment agreements with our named executive officers, we believed, based on the contemporaneous annual executive compensation review completed by the Committee, the executives’ salaries and payout percentages were commensurate with each executive’s job responsibilities, overall individual performance, experience, qualifications and salaries and the payout percentages provided to similarly-situated executives at peer companies. Because the various factors considered when evaluating each named executive officer’s salary and payout percentages change, the Committee annually reviews and, if warranted, adjusts the actual salaries and payout percentages for our named executive officers. See the “Salary for Fiscal 2010” and “Bonus for Fiscal 2010” sections of this CD&A for a further discussion of the salaries and payout percentages for our named executive officers for fiscal 2010.

Each employment agreement requires our named executive officer to devote his or her full business time to our affairs and prohibits the named executive officer from competing with us during his or her employment. Each named executive officer’s employment agreement also includes several restrictive covenants that survive the termination of his or her employment, including confidentiality (infinite), non-solicitation (two years), non-disparagement (infinite), non-competition (one year but reduced to six months following a change in control), and continuing cooperation (three years for Mr. Fishman and infinite for the other named executive officers).

Unless the executive and we mutually agree to amend or terminate his or her employment agreement, its terms will remain unchanged and it will remain effective as long as we employ the executive. The consequences of termination of employment under the employment agreements depend on the circumstances of the termination.

Retention Agreement

Upon the recommendation of the Committee and the approval of the other outside directors, we entered into a retention agreement with Mr. Fishman in March 2010. The Committee and the other outside directors considered our record growth and shareholder return during Mr. Fishman’s tenure with us, his vision for Big Lots’ future and the efficient use of common shares under the 2005 Incentive Plan (see the “Equity for Fiscal 2010” section below for more detail on our efficient use of common shares), and determined that Mr. Fishman’s continued leadership is important to our future performance. Therefore, the Committee and the outside directors believed it was in our best interests and the best interests of our shareholders to enter into the retention agreement to better assure the continuing undivided loyalty and dedication of Mr. Fishman. Under the terms of the retention agreement, Mr. Fishman received a performance-based restricted stock award in fiscal 2010 and, if he remains continuously employed by us, Mr. Fishman is entitled to receive additional performance-based restricted stock awards in fiscal 2011 and fiscal 2012. The number of common shares underlying the restricted stock awards to be made in fiscal 2011 and fiscal 2012 is dependent on our performance relative to the prior fiscal year’s operating profit, subject to collars established in the retention agreement. Each annual restricted stock award under the retention agreement will vest if (i) we achieve a corporate financial goal established at the beginning of the fiscal year in which the restricted stock award is granted and (ii) and Mr. Fishman is employed by us on March 7, 2012 (in the case of the fiscal 2011 award) and March 31, 2013 (in the case of the fiscal 2012 award).

In the event that Mr. Fishman’s employment with us is terminated involuntarily without cause or he resigns pursuant to a constructive termination, (i) any restricted stock award made pursuant to his retention agreement that is outstanding at the time of such termination shall remain outstanding and, subject to achievement of the applicable corporate financial goal, shall vest as if he had remained employed by us until the scheduled vesting date, and (ii) if such termination occurs prior to his receipt of each of the three annual restricted stock awards provided for by the retention agreement, then, in lieu of the restricted stock awards that have not been made, he shall be eligible to receive one or more cash payments (each, an “Equity Value Payment”). Mr. Fishman’s rights to each such Equity Value Payment shall be determined based on our achievement of the corporate performance amount in the same manner that would have determined the grant and vesting of the restricted stock awards if he had remained employed by us until March 31, 2013. The amount of each such Equity Value Payment shall be equal to the product of (y) the fair market value of our common shares on the March 31 immediately preceding the payment by (z) the number of common shares underlying the restricted stock award that would have been granted to Mr. Fishman if he had remained employed by us until the relevant grant date.

Post-Termination and Change in Control Arrangements

The employment agreements with our named executive officers provide for potential severance and change in control payments and other consideration, and the retention agreement with Mr. Fishman provides for the accelerated vesting of outstanding restricted stock and other consideration upon a change in control, as described below. The terms of these agreements were established through negotiation, during which we considered the various factors discussed in the prior section. Our equity compensation plans also provide for the accelerated vesting of outstanding stock options and restricted stock in connection with a change in control.

The severance provisions of the agreements are intended to address competitive concerns by providing the executives with compensation that may alleviate the uncertainty associated with foregoing other opportunities and, if applicable, leaving another employer. The change in control provisions of the employment agreements dictate that the executive receives certain cash payments and other benefits only if there is a change in control and the executive is terminated in connection with the change in control. This “double trigger” is intended to allow us to rely upon each named executive officer’s continued employment and objective advice, without concern that the named executive officer might be distracted by the personal uncertainties and risks created by an actual or proposed change in control. These potential benefits provide our named executive officers with important protections that we believe are necessary to attract and retain executive talent.

The change in control provisions of the retention agreement with Mr. Fishman dictates that all outstanding restricted stock awards granted thereunder shall vest as of the date of a change in control. In the event that a change in control occurs prior to Mr. Fishman’s receipt of each of the three grants provided for under the retention agreement and he remains continuously employed by us until the change in control, in lieu of any of the grants that have not yet been made, he shall be entitled to receive an amount in cash equal to the product of (i) the fair market value per common share on the date of the change in control multiplied by (ii) 250,000 multiplied by (iii) the number of fiscal years during which he is entitled to receive an annual restricted stock award under the retention agreement but had not yet received the annual grant as of the date of the change in control. In the event of a change in control that occurs following termination of Mr. Fishman’s employment without cause or through a constructive termination, he shall be entitled to receive any unpaid Equity Value Payments. The amount of any such Equity Value Payment shall be determined as described in the “Retention Agreement” section of this CD&A, provided that (y) in the case of any restricted stock award that has been adjusted within the collars established by the retention agreement prior to the change in control, the Equity Value Payment shall be equal to the product of (a) the fair market value per common share as of the date of the change in control multiplied by (b) the adjusted number of common shares underlying the restricted stock awards that would have been granted to Mr. Fishman, and (z) in the case of any Equity Value Payment that has not been adjusted prior to the change in control, the Equity Value Payment shall be equal to the product of (a) the fair market value per common share as of the date of the change in control multiplied by (b) 250,000.

While the Committee considers the potential payments upon termination or change in control annually when it establishes compensation for the applicable year, this information is not a primary consideration in setting salary, bonus payout percentages or equity compensation. We believe that the objectives of attracting and retaining qualified executives and providing incentives for executives to continue their employment with us would not be adequately served if potential payments to a named executive officer upon termination or change in control were a determinative factor in awarding current compensation.

See the “Potential Payments Upon Termination or Change in Control” narrative disclosure and tables following this CD&A for a discussion of compensation that may be paid to our named executive officers in connection with a change in control or the termination of their employment with us.

Indemnification Agreements

Each named executive officer is party to an indemnification agreement with us. Each indemnification agreement provides the named executive officer with a contractual right to indemnification from us in the event the executive becomes subject to a threatened or actual claim or lawsuit arising out of his or her service to us, unless the act or omission of the executive giving rise to the claim for indemnification was occasioned by his or her intent to cause injury to us or by his or her reckless disregard for our best interests, and, in respect of any criminal action or proceeding, he or she had reasonable cause to believe his or her conduct was unlawful. The indemnification agreements are intended to allow us to rely upon each named executive officer’s objective advice, without concern that the named executive officer might be distracted by the personal uncertainties and risks created by a threatened or actual claim or lawsuit. We believe that providing our named executive officers with the important protections under the indemnification agreements is necessary to attract and retain qualified executives.

Retirement Plans

We maintain four retirement plans: (i) a tax-qualified defined contribution plan (“Savings Plan”); (ii) a non-qualified supplemental defined contribution plan (“Supplemental Savings Plan”); (iii) a tax-qualified, funded noncontributory defined benefit pension plan (“Pension Plan”); and (iv) a non-qualified, unfunded supplemental defined benefit pension plan (“Supplemental Pension Plan”). We believe that the Savings Plan and Supplemental Savings Plan are generally commensurate with the retirement plans provided by companies in our peer groups, and that providing these plans allows us to better attract and retain qualified executives. See the narrative disclosure accompanying the Nonqualified Deferred Compensation tables following this CD&A for a discussion of Savings Plan and Supplemental Savings Plan. Participation in the Pension Plan and Supplemental Pension Plan, which we do not believe are material elements of our executive compensation program, is limited to certain employees whose hire date precedes April 1, 1994. None of our named executive officers are eligible to participate in the Pension Plan or Supplemental Pension Plan.

Our Executive Compensation Program for Fiscal 2010

The Committee takes the lead in establishing executive compensation annually, but seeks approval of compensation decisions from the other outside directors. The Committee believes having all outside directors approve executive compensation is consistent with best practices in corporate governance. The Committee also requests from our CEO performance evaluations and recommendations on the compensation of the other EMC members because of his direct knowledge of the performance and contributions of each of the other EMC members. Additionally, as discussed in more detail below in the “Role of Management” and “Independent Compensation Consultant” sections of this CD&A, the Committee consults with management and may engage independent compensation consultants to take advantage of their specialized expertise.

The process of evaluating our executives begins at our Board meeting in the second quarter of the fiscal year before compensation adjustments will be made (e.g., in May 2009 for adjustments made in fiscal 2010) and continues quarterly through updates that our CEO delivers to the outside directors to keep them apprised of the performance of each other EMC member. At our Committee and Board meetings in the first quarter of the fiscal year for which compensation is being set (e.g., in March 2010 for fiscal 2010 compensation), our CEO provides the Committee and the other outside directors with a thorough performance evaluation of each other EMC member and presents his recommendations for their compensation. The Committee also conducts executive sessions to evaluate our CEO’s performance, with the most detailed evaluation including all outside directors during our first quarter Board meeting. See the “Performance Evaluation” section of this CD&A for a discussion of the factors considered by our CEO, the Committee and the other outside directors when evaluating performance.

At its March 2010 meeting, the Committee:
  reviewed and discussed the continued appropriateness of our executive compensation program, including its underlying philosophy, objectives and policies;

  reviewed and discussed our CEO’s performance, contributions and value to our business;

  reviewed and discussed our CEO’s performance evaluations and compensation recommendations for the other EMC members;

  reviewed and discussed the comparative compensation data that it received through surveys conducted by independent compensation consultants and analyzed by management;

  analyzed the total compensation earned by each EMC member during the immediately preceding two fiscal years;

  analyzed the potential payments to each EMC member upon termination of employment and change in control events;

  considered the parameters on executive compensation awards established by the terms of the shareholder-approved plans under which bonus and equity compensation may be awarded and the employment agreements between us and each EMC member;

  prepared its recommendation on the compensation of each EMC member for fiscal 2010;

  determined that a bonus was payable under the 2006 Bonus Plan as a result of corporate performance in fiscal 2009; and

  determined that the second trigger for the fiscal 2008 restricted stock awards and the first and second triggers for the fiscal 2009 restricted stock awards were achieved as a result of corporate performance in fiscal 2009.
The Committee then shared its recommendations on the EMC members’ compensation, including the underlying data and analysis, with the other outside directors for their consideration and approval. The Committee’s recommendations were, with respect to the EMC members other than the CEO, consistent with the CEO’s recommendations. At the March 2010 Board meeting, the outside directors discussed with the Committee the form, amount of, and rationale for the recommended compensation and, consistent with the Committee’s recommendations, finalized the compensation awards for the EMC members.

Except where we discuss the specifics of a named executive officer’s fiscal 2010 compensation, the evaluation and establishment of our named executive officers’ fiscal 2010 compensation was substantially similar. Based on their review of each element of executive compensation separately, and in the aggregate, the Committee and the other outside directors determined that our named executive officers’ compensation for fiscal 2010 was reasonable and not excessive and was consistent with our executive compensation philosophy and objectives.

Salary for Fiscal 2010

The salaries paid to our named executive officers for fiscal 2010 are shown in the “Salary” column of the Summary Compensation Table. During its annual review of executive compensation in March 2010, the Committee considered our fiscal 2009 performance during a very difficult environment nationwide for retailers and the prior decision to freeze our named executive officers’ salaries for fiscal 2009. Additionally, when evaluating the salaries of Mr. Cooper, Ms. Bachmann and Mr. Haubiel, the Committee considered their promotion to Executive Vice President in March 2010 and the additional responsibilities assumed by each of them in fiscal 2010. The Committee and the other outside directors believed that our outstanding performance and growth in fiscal 2009 was a direct result of our named executive officers’ individual performances, as discussed in the “Performance Evaluation” section of this CD&A. Accordingly, the Committee and other outside directors approved the following fiscal 2010 salaries for our named executive officers: Mr. Fishman: $1,400,000; Mr. Cooper: $500,000; Ms. Bachmann: $500,000; Mr. Martin: $550,000; and Mr. Haubiel: $415,000. These annualized salaries became effective on March 21, 2010.

Bonus for Fiscal 2010

The bonuses paid to our named executive officers under the 2006 Bonus Plan for fiscal 2010 are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. At its annual review in March 2010, the Committee and other outside directors approved the financial measure, corporate performance amounts and payout percentages for the fiscal 2010 bonuses.

The Committee and the other outside directors selected operating profit as the financial measure for the fiscal 2010 bonuses because they believe it is a strong indicator of our profitability, ongoing operating results and financial condition. The Committee and other outside directors selected the corporate performance amounts based on the annual corporate operating plan set by the Board. The corporate performance amounts were set slightly below (for the floor bonus), at (for the target bonus), and above (for the stretch bonus) the projected operating profit in our annual corporate operating plan. The Committee and other outside directors believe the selected amounts provided challenging, but reasonable, levels of performance that were appropriate in light of our projected corporate operating plan for fiscal 2010, the then-current uncertainty around the general economic conditions in the United States, and our objective to promote sustained profitability while providing objectives that motivate our executives. Because the Committee and the other outside directors consider the specific circumstances that we expect to face in the coming fiscal year (e.g., year-over-year comparable performance, general economic factors and performance of the retail sector), the relationship between each of the corporate performance amounts and between the corporate performance amounts and our annual corporate operating plan may vary significantly from year to year.

The payout percentages for our named executive officers were made at the discretion of the Committee and the other outside directors, subject to the minimum payout percentages established in each named executive officer’s employment agreement. The Committee and the other outside directors elected to increase Mr. Fishman’s bonus payout percentage for fiscal 2010 because of his continued leadership, our strong performance in fiscal 2009 and to remain competitive with bonus payout percentages of chief executive officers within peer group companies. The Committee and other outside directors also elected to increase the bonus payout percentage for Mr. Haubiel because of his assumption of additional responsibilities, his promotion to Executive Vice President in March 2010, and to bring his bonus payout percentage in line with our other executive vice presidents. The Committee and other outside directors elected to maintain the bonus payout percentages for the other named executive officers at the minimum levels established by the employment agreements, which were the same as the payout percentages in the prior fiscal year. This decision was primarily driven by the belief that those bonus payout percentages were appropriate for fiscal 2010 to accomplish our executive compensation objectives.

In order to calculate bonuses under the 2006 Bonus Plan, we first calculate the financial measure for purposes of our financial statements. Once calculated for purposes of our financial statements, it is adjusted, for purposes of the bonus calculation, to remove the effect of events, transactions or accrual items set forth in the 2006 Bonus Plan and approved by the Committee early each fiscal year when the corporate performance amount and bonus payout percentages are established. These adjustments may have the net effect of increasing or decreasing the resulting corporate performance amount. Additionally, the Committee may exercise negative discretion to cancel or decrease the bonuses earned (but not increase a bonus for a covered employee, as that term is used within Section 162(m) of the IRC). Accordingly, the resulting corporate performance amount may differ from the financial measure (i.e., operating profit) amount reflected on the financial statements included with our Form 10-K.

After calculating the financial measure and making the adjustments described in the preceding paragraph, the Committee exercised negative discretion to reduce the resulting fiscal 2010 corporate performance amount (to the amount reflected in the table below) to exclude certain accrual items that, under the 2006 Bonus Plan and the Committee’s approval in March 2010, would have otherwise increased the corporate performance amount and resulting bonuses. The Committee opted to make the downward adjustment by excluding the accrual items principally because they were anticipated as part of the annual corporate operating plan upon which the financial measure and corporate performance amounts were established for fiscal 2010, and the Committee did not believe that the accrual items should have the effect of increasing fiscal 2010 bonus compensation. The Committee’s decision to exercise negative discretion was not based on corporate or individual performance factors.

The following table reflects the payout percentage for each bonus level and the corporate performance amount required to achieve the corresponding bonus level, with the results for fiscal 2010, calculated as described above (including the Committee’s discretionary reduction discussed in the preceding paragraph), noted:

Bonus Level	Payout Percentage					Corporate Performance
and	(% of salary)					Amount
2010 Results	Mr. Fishman	Mr. Cooper	Ms. Bachmann	Mr. Martin	Mr. Haubiel	($)
No Bonus	0.0	0.0	0.0	0.0	0.0	0 - 331,847,999
Floor	60.0	30.0	30.0	30.0	30.0	331,848,000
Target	120.0	60.0	60.0	60.0	60.0	347,650,000
Stretch	240.0	120.0	120.0	120.0	120.0	363,452,000
2010 Results	197.84	98.92	98.92	98.92	98.92	357,900,213

Our fiscal 2010 performance was higher than the targeted expectations of the Board, the Committee and management, thus a bonus was earned between the target and stretch levels. The primary aim in setting the goals was to reward 2006 Bonus Plan participants while encouraging strong corporate earnings growth. As a consequence of the fiscal 2010 bonus payments, total cash compensation paid to our named executive officers for fiscal 2010 was generally at or above the median for our peer groups. We believe higher than market average total cash compensation is appropriate in light of our fiscal 2010 performance and furthers our objectives to motivate our executives and reward superior performance.

Equity for Fiscal 2010

All equity awards granted to our named executive officers in fiscal 2010 were made under the 2005 Incentive Plan and are reflected in the Grants of Plan-Based Awards in Fiscal 2010 table. The equity compensation awarded to our named executive officers for fiscal 2010 consisted of restricted stock awards and, with the exception of Mr. Fishman, non-qualified stock options. The Committee believes that the grant of a significant quantity of restricted stock and stock options to our named executive officers further aligns their interests with the interests of our shareholders and provides us with a significant retention and motivation tool. Accordingly, our named executive officers’ equity interests in our organization, through restricted stock and stock options, comprise a substantial portion of their compensation. The Committee is not tied to any particular process or formula to determine the size of the equity awards granted to our named executive officers. Consequently, the Committee uses its discretion to grant equity awards and may consider the various factors discussed below. In fiscal 2010, to determine the size of the equity awards for our named executive officers, the Committee undertook the following process:
  The Committee reviewed a management-prepared projection of the estimated number of common shares to be granted during fiscal 2010 to all recipients other than our CEO. As it related to the EMC members other than our CEO, this projection was based on historical grant information, anticipated future events, and our CEO’s evaluation of individual performance and recommendations.

  In executive session, the Committee evaluated and approved our CEO’s recommendations for equity awards for the other EMC members and determined the equity award for our CEO. In each case, the Committee made these determinations based on historical grant information and the Committee’s subjective views of comparative compensation data, retention factors, corporate performance (particularly operating profit, income from continuing operations, selling and administrative expenses and earnings per share against planned and prior performance), individual performance, the executive’s level of responsibility, the potential impact that the executive could have on our operations and financial condition, and the market price of our common shares. See the introduction to the “Our Executive Compensation Program for Fiscal 2010” section and the “Performance Evaluation” section of this CD&A for a discussion of how our CEO and the Committee evaluate performance.

  The Committee reviewed the total number of common shares authorized for awards in fiscal 2010 to ensure that such amount would not exceed the total number of common shares available for grant in fiscal 2010. See the “Bonus and Equity Plans” disclosure that follows the Summary Compensation Table for more information concerning the common shares available for issuance under the 2005 Incentive Plan.

This process was employed to ensure that executive equity compensation is commensurate with corporate and individual performance and remains consistent with our policy that incentive compensation should increase as a percentage of total compensation as the executive’s level of responsibility and the potential impact that the executive could have on our operations and financial condition increases. Specifically, the retention of Mr. Fishman, as discussed below and in the “Retention Agreement” section of this CD&A, and the items of corporate and individual performance, as described in the “Performance Evaluation” section of this CD&A, were the most significant factors in awarding equity to our named executive officers in fiscal 2010.

In comparison to the other named executive officers who received restricted stock and stock options, Mr. Fishman’s fiscal 2010 equity award was solely in the form of restricted stock. The Committee and other outside directors believe this difference is necessary to retain Mr. Fishman, as they believe his continued leadership is important to our future performance, and to provide him with equity compensation that is competitive with the equity compensation awards made to chief executive officers by peer group companies. Additionally, this decision was driven by the following considerations:
  The CEO should receive more at-risk incentive compensation than the other named executive officers. Consistent with the key objectives of our executive compensation program, the Committee and other outside directors believe that our CEO should be awarded at-risk incentive compensation in larger amounts than the other named executive officers, because our CEO’s level of responsibility and potential impact on our operations and financial condition are greater than the other named executive officers.

  Restricted stock is generally more valuable to the executive than stock options and, therefore, requires fewer common shares to provide an equivalent value. The per share value of restricted stock to the executive is generally greater than the per share value of stock options to the executive. This is generally true because stock options provide value to the executive only if and to the extent the market price of our common shares increases during the exercise period, while restricted stock provides value once it vests. Therefore, it is more efficient to deliver equity awards in the form of restricted stock. We can award fewer common shares in the form of restricted stock and still provide the executive with the same value that could be delivered by awarding a greater number of common shares underlying a stock option.

  Awarding fewer common shares is less dilutive to our shareholders and the other equity award recipients. Using fewer common shares underlying restricted stock awards to deliver an equivalent value to the executive in stock options has the benefit of being less dilutive to our shareholders and uses fewer of the common shares available under the 2005 Incentive Plan. As compared to fiscal 2009, we were able to reduce by approximately 37% the number common shares underlying equity awards made, in the aggregate, to Mr. Fishman, Mr. Cooper, Ms. Bachmann and Mr. Martin (the four individuals who served as our named executive officers in both fiscal 2009 and fiscal 2010). A primary reason we were able to make this reduction was our strategy to award Mr. Fishman more common shares underlying a restricted stock award (250,000 in fiscal 2010 compared to 200,000 in fiscal 2009), but far fewer common shares underlying a stock option award (none in fiscal 2010 compared to 330,000 in fiscal 2009).

  Counterbalancing factors: It is not permissible, and may not be cost-effective to us, to grant all equity awards in the form of restricted stock. Although it may be more efficient and less dilutive to provide equity awards in the form of restricted stock, the: (i) 2005 Incentive Plan prohibits us from awarding more than one-third of all awards granted pursuant to the plan in the form of restricted stock, restricted stock units and performance units; (ii) financial statement expense to us associated with restricted stock is generally greater on a per share basis than the expense to us associated with stock options; and (iii) Committee and other outside directors believe stock options also provide a strong incentive to increase shareholder value, because stock options provide value to the executive only if the market price of our common shares increases.
As discussed in the “Retention Agreement” section of this CD&A, we entered into a retention agreement with Mr. Fishman in March 2010. Pursuant to the terms of the retention agreement, Mr. Fishman received a performance-based restricted stock award of 250,000 common shares in fiscal 2010. In order for Mr. Fishman’s fiscal 2010 award to vest, (i) he had to remain employed by us through the first anniversary of the award and, (ii)

for fiscal 2010, we had to achieve at least 90% of the corporate performance amount that we attained in fiscal 2009, as calculated for purposes of determining whether bonuses were payable under the 2006 Bonus Plan. Our operating profit, as adjusted to remove the effect of unusual or non-recurring events, transactions and accruals and any negative discretion exercised by the Committee, was used to determine the corporate performance amount. See the “Bonus for Fiscal 2010” section of this CD&A for more information regarding the calculation of the corporate performance amount. The corporate performance amount attained in fiscal 2009 was $323,167,330. Accordingly, in order Mr. Fishman’s fiscal 2010 restricted stock award to vest, we had to achieve a fiscal 2010 corporate performance amount of at least $290,850,597. The corporate performance amount for fiscal 2010 was $357,900,213 and Mr. Fishman remained employed beyond the first anniversary of the award; therefore, Mr. Fishman’s 2010 restricted stock award vested on the first trading day after we filed with the SEC our Form 10-K for fiscal 2010.

The restricted stock awarded to our named executive officers, other than Mr. Fishman, in fiscal 2010 vests upon attaining the first trigger and the first to occur of (i) attaining the second trigger, (ii) the lapsing of five years after the grant date while continuously employed, or (iii) the grantee’s death or disability (which results in the vesting of a prorated portion of the award). The financial measure applied to the restricted stock awards granted to the non-CEO named executive officers in fiscal 2010 was the greater of (w) earnings per common share – diluted from continuing operations and (x) earnings per common share – diluted from continuing operations before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be). If neither of these amounts appear on the consolidated statement of operations included in our Form 10-K for the applicable fiscal year, then the financial measure to be used is the greater of (y) earnings per common share – diluted and (z) earnings per common share – diluted before extraordinary item and/or cumulative effect of a change in accounting principle (as the case may be) as it appears in the Form 10-K for the applicable fiscal year. After each financial measure is calculated for purposes of our financial statements, it is adjusted, for purposes of the restricted stock award calculations, to remove the effect of any gain or loss as a result of litigation or lawsuit settlement that is specifically disclosed, reported or otherwise appears in our periodic filings with the SEC or our annual report to shareholders. These financial measures were selected because the Committee and the other outside directors believe they provide a good indication of our profitability, ongoing operating results and financial condition.

The first trigger for the fiscal 2010 restricted stock awards is $1.50 under the applicable financial measure. The second trigger for the fiscal 2010 restricted stock awards is $2.94 under the applicable financial measure. While the first trigger was met (under the earnings per common share – diluted from continuing operations financial measure) for the fiscal 2010 restricted stock awards, the second trigger was not met in fiscal 2010. Having met the first trigger, if the named executive officer remains employed by us, the restricted stock will vest upon the earliest of: (i) the first trading day after we file with the SEC our Form 10-K for the year in which the second trigger is met; (ii) the opening of our first trading window that is five years after the grant date; and (iii) the death or disability of the named executive officer, in which case 20% of the award will vest for each consecutive year of employment completed from the grant date to the date of death or disability. The restricted stock will be forfeited if the named executive officer’s employment with us terminates prior to vesting (except as described above in the case of death or disability).

The Committee and the other outside directors believed that the financial measures and corporate performance amount applicable to the second trigger that they approved in March 2010 represented strong, but reasonable, levels of performance that would be a challenge to achieve. The second trigger for restricted stock awarded in fiscal 2010 was approximately 34.9% greater than the second trigger for restricted stock awarded in fiscal 2009. The Committee and other outside directors believe the selected corporate performance amount was appropriate in light of our high levels of performance in fiscal 2009, our projected multi-year operating plan and our objectives to motivate our executives, reward superior performance and align the interests of our executives and shareholders, while balancing the uncertainty around the general economic conditions in the United States at the time in which the awards were made.

The stock options awarded to our named executive officers in fiscal 2010 have an exercise price equal to the fair market value of our common shares on the grant date (i.e., $35.92), vest equally over four years, and expire seven years after the grant date. Additionally, if a named executive officer dies or becomes disabled before the last scheduled vesting date, the then-remaining unvested portion of the stock option award will vest on the day such event occurred, provided such event occurred at least six months following the grant date.

Performance Evaluation

Our CEO, the Committee and the outside directors do not rely solely on predetermined formulas when they evaluate corporate performance or individual performance. Performance is generally evaluated against the following objective and subjective factors, although the factors considered may vary for each executive and as dictated by business conditions:
  long-term strategic goals;

  short-term business goals;

  profit and revenue goals;

  expense goals;

  operating margin improvement;

  revenue growth versus the industry;

  earnings-per-share growth;

  continued optimization of organizational effectiveness and productivity;

  leadership and the development of talent; and

  fostering teamwork and other corporate values.
Our CEO, the Committee and the outside directors may each consider different factors and may value the same factors differently. In selecting individual and corporate performance factors for each EMC member and measuring an executive’s performance against those factors, our CEO, the Committee and the other outside directors also consider the performance of our competitors and general economic and market conditions. None of the factors are assigned a specific weight. Instead, our CEO, the Committee and the other outside directors recognize that the relative importance of these factors may change as a result of specific business challenges and changing economic and marketplace conditions. So although the Committee and the other outside directors consider our CEO’s recommendations, the Committee and the other outside directors may not follow, and are not bound by, our CEO’s recommendations on executive compensation.

Fiscal 2010 compensation for our named executive officers was made at the discretion of the Committee and the other outside directors and was generally based upon the factors discussed in this CD&A, including corporate and individual performance and comparative compensation data. Specifically, the following items of corporate and individual performance were most significant in awarding compensation to our named executive officers for fiscal 2010.
  Mr. Fishman:
(i)	Fiscal 2009 earnings per common share from continuing operations-diluted was $2.44 – approximately 29.1% above our fiscal 2009 corporate operating plan and our fiscal 2008 results;

(ii)	Fiscal 2009 operating profit was $325.0 million – approximately 27.5% above our fiscal 2009 corporate operating plan and our fiscal 2008 results;

(iii)	Fiscal 2009 income from continuing operations was $201.4 million – approximately 28.3% above our fiscal 2009 corporate operating plan and approximately 30.1% above our fiscal 2008 results;

(iv)	Fiscal 2009 SG&A expenses were $1,607.3 million – approximately $10.8 million below our fiscal 2009 corporate operating plan;

(v)	Significant increase in our cash flow in fiscal 2009 as compared to our fiscal 2009 corporate operating plan and fiscal 2008 results; and

(vi)	Continued progress of our executive succession plan.

  Mr. Cooper:
(i)	Fiscal 2009 SG&A expense performance;

(ii)	Fiscal 2009 cash flow performance;

(iii)	Development and implementation of our annual corporate operating plan and our long-range strategic plan;

(iv)	Executive leadership support for effective cash deployment and investor relations; and

(v)	Management’s interface with the Audit Committee.

  Ms. Bachmann:
(i)	Contribution through the merchandise planning and allocation departments toward improving our fiscal 2009 inventory turnover rate by approximately 2.8% above our fiscal 2008 results;

(ii)	Successful implementation of enhancements and upgrades to current information technology infrastructure supporting our business needs; and

(iii)	Continued the multi-year implementation of the SAP for Retail information technology system that will replace our core merchandising and financial systems, including the successful implementation of SAP Financials.

  Mr. Martin:
(i)	Contribution through the merchandising department toward improving our fiscal 2009 inventory turnover rate by approximately 2.8% above our fiscal 2008 results;

(ii)	Improved initial mark-up of merchandise by approximately 0.4% above our fiscal 2009 corporate operating plan; and

(iii)	Improved gross margin dollars by approximately $61.9 million above our fiscal 2008 results.

  Mr. Haubiel:
(i)	Fiscal 2009 net store openings of 22 – 17 above our fiscal 2009 goal and 36 above our fiscal 2008 results;

(ii)	Successful restructuring of the real estate administration function;

(iii)	Executive leadership support for the effective and efficient management of legal affairs and the development of risk-weighted solutions to complex business and legal issues; and

(iv)	Management’s interface with the Nominating / Corporate Governance Committee and the Compensation Committee.

See the “Comparative Compensation Data” section of this CD&A for more information regarding the impact that the competitive market has on our executive compensation program.

Role of Management

As discussed in this CD&A, our CEO plays a significant role in determining executive compensation. Additionally, our CEO and the Committee consult with management from our human resources, finance and legal departments regarding the design and administration of our compensation programs, plans and awards for executives and directors. These members of management provide the Committee and CEO with advice regarding the competitive nature of existing and proposed compensation programs and the impact of accounting rules, laws and regulations on existing and proposed compensation programs. Management from our human resources, finance and legal departments may also act pursuant to delegated authority to fulfill various functions in administering our employee benefit and compensation plans. Such delegation is permitted by the Committee’s charter and our compensation plans. Those groups to whom the Committee has delegated certain responsibilities are each required to periodically report their activities to the Committee.

Our CEO and some of these members of management attend general meetings of the Committee, and the CEO participates in the Committee’s discussions regarding the compensation of the other EMC members. However, these individuals do not participate in executive sessions of the Committee or when executive compensation determinations are made by the Committee and the other outside directors.

Independent Compensation Consultant

Pursuant to the authority granted to the Committee by its charter, the Committee may retain independent compensation consultants as it deems necessary. In establishing executive compensation for fiscal 2010, the Committee did not retain an independent compensation consultant, but did reference (as discussed below) non-customized compensation surveys provided by multiple independent compensation consultants at the request of our human resources department.

Comparative Compensation Data

The Committee uses data regarding the compensation paid to executives at other companies in its annual review of the compensation paid to EMC members. For fiscal 2010, the Committee evaluated a group of retailers that we believe is similarly situated to us and with whom we compete for talent. When considering the composition of the retailer-only peer group, the Committee selected retail companies that have median and average financial measures similar to ours. Among the financial measures considered were revenues, market capitalization, net income, earnings per share, price-to-earnings ratio and shareholder return. Our human resources department provided the Committee with comparative executive compensation data it obtained from the proxy statements and other reports made public by the companies in the retailer-only peer group. Additionally, the Committee reviewed executive compensation data from a broader base of companies that was aggregated in one or more of the non-customized compensation surveys obtained from Mercer, TowersWatson, Hewitt Associates and Hay Group. This broader peer group was comprised of Standard & Poor’s Retail Stores Index companies and other companies, including non-retailers, with whom we believe we also compete for talent and whose revenues or operations are similar to ours. We believed it was prudent to consult both sets of information, because the compensation surveys for the broader group include compensation information on more executives, including executives who are not included in publicly-available documents. The broader peer group also provides a more extensive basis on which to compare the compensation of the EMC members, particularly EMC members whose responsibilities, experience and other factors are not directly comparable to those executives included in the publicly-available reports of the retailer-only group. These peer groups vary from year to year based on the Committee’s assessment of which companies we believe compete with us for talent and are similar to us in terms of operations or revenues and the continued availability of compensation information from companies previously included in either peer group. For a list of the companies included in the peer groups, refer to Appendix A of this Proxy Statement.

The Committee and our human resources department reviewed each EMC member’s responsibilities and compared, where possible, the compensation of each executive to the compensation awarded to similarly-situated executives at peer group companies. The Committee compared the total direct compensation levels for our EMC members to the total direct compensation of similarly situated executives within the peer groups. For purposes of this evaluation, no specific weight was given to one peer group over the other and total direct compensation was comprised of salary, bonus at the targeted level and equity awards.

While we often award total direct compensation in the range of the fiftieth to seventy-fifth percentile of total direct compensation paid by the peer groups, this range merely provides a point of reference and market check and is not a determinative factor for setting our executives’ compensation and, as discussed in this CD&A, compensation is subjectively determined based on numerous factors. We believe this approach to the use of compensation data enables us to retain the flexibility necessary to make adjustments for performance and experience, to attract, retain and motivate top talent, and to reward executives who we believe excel or take on greater responsibility than executives at peer group companies.

Tally Sheets and Wealth Accumulation

The Committee reviewed tally sheets that set forth the total and each element of compensation awarded to each EMC member for the immediately preceding two fiscal years, as well as estimated post-employment and change in control compensation that may be payable to such executives. The purpose of the tally sheets is to consolidate all elements of actual and projected compensation for our executives, so the Committee may analyze the individual elements of compensation, the mix of compensation and the total amount of actual and projected compensation. With this information, the Committee determined that the compensation awarded to our executives is reasonable and consistent with our executive compensation philosophy and objectives.

These tally sheets also included an estimate of the amount of total value accumulated, and total value that will be accumulated, by each EMC member through prior equity awards (assuming employment continues, awards vest and the market price of our common shares fluctuates through the life of the awards). While the Committee considered the accumulated total value as a factor in setting fiscal 2010 compensation, this information was not a primary consideration. The Committee believes that its objectives of motivating executives to achieve short-term and long-term goals, rewarding executives for achieving those goals and providing incentives for executives to continue their employment with us would not be adequately served if the accumulated total value of an EMC member’s equity awards was a determinative factor in awarding future compensation.

Internal Pay Equity

In the process of reviewing each element of executive compensation separately and in the aggregate, the Committee considered information comparing the relative compensation of our CEO to the other EMC members. This information was considered to ensure that our executive compensation program is internally equitable, which we believe promotes executive retention and motivation. The comparison included all elements of compensation. The relative difference between the compensation of our CEO and the compensation of our other named executive officers did not change significantly in fiscal 2010, and it has not changed significantly since hiring Mr. Fishman in 2005. The Committee believes that the disparity between Mr. Fishman’s compensation and the compensation for the other EMC members is appropriate in light of his responsibilities and remains necessary to retain and motivate a chief executive with Mr. Fishman’s experience.

Minimum Share Ownership Requirements

We have Board-adopted minimum share ownership requirements for all outside directors and EMC members. These requirements are designed to ensure that outside directors’ and executives’ long-term interests are closely aligned with those of our shareholders. Under the requirements, the outside directors and EMC members must, at a minimum, own common shares having an aggregate value equal to the following multiple of his or her Board retainer or salary (as is in effect at the time compliance with the requirements is evaluated), as applicable:

Title	Multiple of Retainer or Salary
Director	4x
Chief Executive Officer	4x
Executive Vice President	2x
Senior Vice President	1x

Shares counted toward these requirements include common shares held directly or through a broker, common shares held under the Savings Plan or Supplemental Savings Plan, unvested restricted stock, and vested but unexercised in-the-money stock options. Each outside director that served on the Board when these requirements were adopted in March 2008 must meet the requirements on the date of the 2013 annual meeting of shareholders and at subsequent annual meetings. Each EMC member that was an EMC member when these requirements were adopted must meet the requirements on the date that adjustments to annual executive compensation are made in 2013 and on subsequent annual adjustment dates. Directors elected and executives hired or promoted after the adoption of the requirements must meet the requirements on the first testing date for directors or executives following the fifth anniversary of their election, hire or promotion, as applicable.

Equity Grant Timing

Pursuant to the terms of the 2005 Incentive Plan, the grant date of equity awards must be the later of the date the terms of the award are established by corporate action or the date specified in the award agreement. Consistent with prior years, in fiscal 2010, the outside directors, after consultation with the Committee, specified that the grant date of the equity awards made in connection with the annual performance reviews of the EMC members was the second trading day following our release of fiscal 2009 results. This future date was established to allow the market to absorb and react to our release of material non-public information, and to avoid any suggestion that the Board, the Committee or any employee manipulated the terms of the equity awards. For equity awards made throughout the fiscal year, which generally are made as a result of a hiring or promotion, the grant date is the date of the related event (i.e., the first day of employment or effective date of promotion). We have no policy of timing the grant date of these mid-year equity awards with the release of material non-public information, and we have not timed the release of material non-public information for the purpose of affecting the value of any equity awards.

Tax and Accounting Considerations

The Committee reviews and considers the impact that tax laws and accounting regulations may have on the executive compensation awards, including the deductibility of executive compensation under Section 162(m) of the IRC (“Section 162(m)”). In doing so, the Committee relies on guidance from members of our finance and legal departments, as well as outside accountants and attorneys.

Section 162(m) generally limits the tax deductions for compensation expense in excess of $1 million paid to our CEO and our three other highest compensated executives (excluding the principal financial officer). Compensation in excess of $1 million may be deducted if it is “qualified performance-based compensation” within the meaning of Section 162(m). Except as discussed below, we believe that compensation paid under our equity and bonus compensation plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executives or to otherwise further our executive compensation philosophy and objectives. When considering whether to award compensation that will not be deductible, the Committee compares the cost of the lost deduction against the competitive market for executive talent and our need to attract, retain and motivate the executive, as applicable.

For fiscal 2010, the Committee believes it has taken the necessary actions to preserve the deductibility of all payments made under our executive compensation program, with the exception of a portion of the compensation paid to Mr. Fishman. If the IRC or the related regulations change, the Committee intends to take reasonable steps to ensure the continued availability of deductions for payments under our executive compensation program, while at the same time considering our executive compensation philosophy and objectives and the competitive market for executive talent.

Our Executive Compensation Program for Fiscal 2011

At its meeting in March 2011, the Committee: (i) certified that a bonus was payable for fiscal 2010 under the 2006 Bonus Plan; (ii) reviewed the tally sheets and compensation history for all EMC members; (iii) reviewed internal pay equity information and comparative compensation data from our retailer-only and broader peer groups; (iv) reviewed the at-risk incentive compensation as a percentage of the total executive compensation awarded for fiscal 2010 for each named executive officer; and (v) formulated its recommendations to the other outside directors for fiscal 2011 executive compensation (including the financial measure, corporate performance amounts and payout percentages for bonuses, the amount of common shares underlying stock option and restricted stock awards, and the first and second triggers for restricted stock awards). The Committee also reviewed drafts of this CD&A and the other compensation disclosures required by the SEC. At the subsequent Board meeting, the Committee recommended, and the outside directors approved, the following fiscal 2011 salaries, payout percentages for the target bonus level (with floor being one-half of the target payout percentage and stretch being double the target payout percentage) and equity awards for our named executive officers:

		Fiscal 2011
	Fiscal 2011	Target Bonus	Common Shares Underlying	Common Shares Underlying
	Salary	Payout Percentage	Stock Option Award	Restricted Stock Award
Name	($)	(%)	(#)	(#)
Mr. Fishman	1,400,000	120	0	250,000
Mr. Cooper	535,000	60	40,000	30,000
Ms. Bachmann	535,000	60	40,000	30,000
Mr. Martin	575,000	60	35,000	25,000
Mr. Haubiel	440,000	60	40,000	30,000

Summary Compensation Table

The following table sets forth the compensation earned by or paid to our named executive officers (Mr. Fishman, our CEO; Mr. Cooper, our Chief Financial Officer; and each of our three other most highly compensated executive officers in fiscal 2010) for each of the last three fiscal years.

							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position (1)	Year	($)	($)	($)(2)	($)(3)	($)(4)	($)	($)(5)(6)	($)(7)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Steven S. Fishman,	2010	1,369,231	—	8,980,000	—	2,769,816	—	275,028	13,394,075
Chairman, Chief Executive	2009	1,200,000	—	3,494,000	2,583,900	2,400,000	—	108,626	9,786,526
Officer and President	2008	1,173,077	—	3,474,900	2,828,100	2,353,560	—	32,625	9,862,262
Joe R. Cooper,	2010	490,769	—	898,000	683,500	494,610	—	32,615	2,599,494
Executive Vice President and	2009	440,000	—	349,400	381,713	528,000	—	29,380	1,728,493
Chief Financial Officer	2008	433,914	—	342,225	417,788	517,792	—	34,168	1,745,887
Lisa M. Bachmann,	2010	490,769	—	898,000	683,500	494,610	—	40,959	2,607,838
Executive Vice President,	2009	440,000	—	349,400	381,713	528,000	—	37,709	1,736,822
Supply Chain Management	2008	436,222	—	342,225	417,788	517,792	—	33,143	1,747,170
and Chief Information Officer
John C. Martin,	2010	545,385	—	538,800	546,800	544,071	—	42,379	2,217,435
Executive Vice President,	2009	520,000	—	262,050	293,625	624,000	—	32,780	1,732,455
Merchandising	2008	516,974	—	263,250	321,375	611,936	—	33,460	1,746,995
Charles W. Haubiel II	2010	405,000	—	718,400	615,150	410,526	—	29,211	2,178,287
Executive Vice President,
Legal and Real Estate,
General Counsel and
Corporate Secretary (8)
____________________

(1)	We are a party to an employment agreement with each of our named executive officers, the material terms of which are described in the “Overview of our Executive Compensation Program - Employment Agreements” section of the CD&A.

(2)	The amounts in this column reflect the aggregate grant date fair value of the restricted stock awards granted under the 2005 Incentive Plan to our named executive officers in the fiscal years reported as computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. The aggregate grant date fair value reflected in this column is based on the number of shares of restricted stock granted and the fair value of the restricted stock on the grant date (i.e., for restricted stock granted in fiscal 2010, $35.92 per common share – the average of the opening price and the closing price of our common shares on the NYSE on the grant date, as determined in accordance with ASC 718 and the terms of the 2005 Incentive Plan).

(3)	The amounts in this column reflect the aggregate grant date fair value of the stock option awards granted under the 2005 Incentive Plan to our named executive officers in the fiscal years reported as computed in accordance with ASC 718, excluding the effect of any estimated forfeitures. See Note 7 (Share-Based Plans) to the consolidated financial statements and the Critical Accounting Policies and Estimates – Share- Based Compensation section of Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) in our Form 10-K regarding the assumptions underlying the valuation of stock option awards.

(4)	The amounts in this column reflect cash bonuses earned under the 2006 Bonus Plan for performance during each of the last three fiscal years. A portion of the cash bonuses earned by Mr. Martin for fiscal 2009 performance and included in this column was deferred into the Supplemental Savings Plan upon the payment of such amount in fiscal 2010. The Supplemental Savings Plan is described in the narrative disclosure accompanying the Nonqualified Deferred Compensation table below.

(5)	For fiscal 2010, the amounts in this column include the following compensation for our named executive officers, as more fully described in the table included with this footnote:

	i.	The reimbursement of taxes related to our payment of healthcare costs covered by the Executive Benefit Plan and long-term disability insurance premiums;

	ii.	Big Lots matching contributions made pursuant to the Savings Plan and the Supplemental Savings Plan, both of which are described in the narrative disclosure accompanying the Nonqualified Deferred Compensation table below;

	iii.	Big Lots paid healthcare costs covered by the Executive Benefit Plan, which is described in the “Overview of our Executive Compensation Program – Elements of In-Service Compensation – Personal Benefits/Perquisites” section of the CD&A;

	iv.	Big Lots paid premiums for life insurance, which is generally available to all full-time employees;

	v.	Big Lots paid premiums for long-term disability insurance, which is described in the “Overview of our Executive Compensation Program – Elements of In-Service Compensation – Personal Benefits/Perquisites” section of the CD&A;

	vi.	The cost to Big Lots associated with the use of an automobile or the receipt of a cash allowance in lieu of an automobile; and

	vii.	The aggregate incremental cost to Big Lots associated with Mr. Fishman’s non-business use of corporate aircraft.

The aggregate incremental cost of non-business use of corporate aircraft is calculated based on our direct costs associated with operating a flight, including expenses for fuel, oil, landing, ground services, on-board catering, crew hotel and meals, empty return (deadhead) flights and other miscellaneous variable costs. The aggregate incremental cost also includes per flight hour maintenance costs that were calculated based upon the total maintenance costs incurred by us during the prior two years and dividing those costs by the number of hours flown during that same period. Due to the fact that the corporate aircraft are used primarily for business travel, fixed costs which do not change based on usage, such as pilot salaries, hangar fees, management fees, purchase costs, depreciation and capitalized improvements to the aircraft, are excluded. We did not reimburse or otherwise “gross-up” Mr. Fishman for any income tax obligation attributed to his non-business use of corporate aircraft. The benefit of non-business use of corporate aircraft, which was approved by the Compensation Committee for fiscal 2010 as part of Mr. Fishman’s overall compensation package, is described in the “Overview of our Executive Compensation Program – Elements of In-Service Compensation – Personal Benefits/Perquisites” section of the CD&A.

					Big Lots
		Big Lots	Big Lots Paid		Paid	Use of
		Contributions	Healthcare	Big Lots	Long-Term	Automobile
		to Defined	Costs under	Paid Life	Disability	or	Non-Business
	Reimbursement	Contribution	Executive	Insurance	Insurance	Automobile	Aircraft
	of Taxes	Plans	Benefit Plan	Premiums	Premiums	Allowance	Usage
Name	($)	($)	($)	($)	($)	($)	($)
Mr. Fishman	5,454	—	4,558	1,380	2,835	21,138	239,663
Mr. Cooper	3,642	9,800	3,919	1,035	1,019	13,200
Ms. Bachmann	7,184	9,800	8,721	1,035	1,019	13,200
Mr. Martin	7,743	9,800	9,358	1,139	1,139	13,200
Mr. Haubiel	2,272	9,800	2,243	859	837	13,200

(6)	We purchase tickets to entertainment and sporting venues for the primary purpose of allowing employees to use such tickets in furtherance of our business. Because we incur no incremental cost if a named executive officer uses such tickets for purposes other than our business, such tickets are not included in the amounts included in this column.

(7)	As a percentage of their total compensation in fiscal 2010, fiscal 2009 and fiscal 2008, the salary and non-equity incentive plan compensation (i.e., bonuses earned under the 2006 Bonus Plan) for each named executive officer was as follows:

	Fiscal 2010		Fiscal 2009		Fiscal 2008
		Non-Equity		Non-Equity		Non-Equity
		Incentive Plan		Incentive Plan		Incentive Plan
	Salary	Compensation	Salary	Compensation	Salary	Compensation
Name	(%)	(%)	(%)	(%)	(%)	(%)
Mr. Fishman	10.2	20.7	12.3	24.5	11.9	23.9
Mr. Cooper	18.9	19.0	25.5	30.5	24.9	29.7
Ms. Bachmann	18.8	19.0	25.3	30.4	25.0	29.6
Mr. Martin	24.6	24.5	30.0	36.0	29.6	35.0
Mr. Haubiel	18.6	18.8	—	—	—	—

(8)	Mr. Haubiel was not a named executive officer in fiscal 2009 or fiscal 2008.

Bonus and Equity Plans

The amounts reported in the Summary Compensation Table above include amounts earned under the 2006 Bonus Plan and the 2005 Incentive Plan. Below is a description of the material terms of each plan and the awards made under those plans to our named executive officers, as reflected in the Grants of Plan-Based Awards in Fiscal 2010 table that follows.

Big Lots 2006 Bonus Plan

The 2006 Bonus Plan provides for cash compensation, which is intended to qualify as “qualified performance-based compensation” under Section 162(m), to be paid annually when we meet or exceed minimum corporate performance amounts under one or more financial measures approved by the Compensation Committee and other outside directors at the start of the fiscal year. Whether we will achieve the minimum corporate performance amounts is substantially uncertain at the time the corporate performance amounts and financial measures are established. No right to a minimum bonus exists, and the Compensation Committee has the discretion to cancel or decrease a bonus (but may not increase a bonus for a covered employee (as that term is used within Section 162(m)) calculated under the 2006 Bonus Plan. Any payments made with respect to a fiscal year are made in the first quarter of the following fiscal year. The bonus awards that may be earned under the 2006 Bonus Plan range from the floor to the stretch bonus payout percentages, and include all amounts in between. The smallest target and stretch bonus payout percentages that may be set annually for our named executive officers are set forth in their respective employment agreements. The floor bonus payout percentage is set annually by the Compensation Committee and other outside directors and has historically been one-half of the target bonus payout percentage. Subject to the terms of the employment agreements, the Compensation Committee and the other outside directors retain the right to adjust the payout percentages and, in the past, have generally done so as deemed necessary to realign an executive’s bonus opportunity with our compensation philosophy. Pursuant to the terms of the 2006 Bonus Plan, the maximum bonus payable under the plan to a participant in a single fiscal year is $4,000,000. See the “Overview of our Executive Compensation Program – Elements of In-Service Compensation – Bonus,” “Overview of our Executive Compensation Program – Employment Agreements” and “Our Executive Compensation Program for Fiscal 2010 – Bonus for Fiscal 2010” sections of the CD&A for more information regarding the 2006 Bonus Plan and the awards made under that plan for fiscal 2010.

Big Lots 2005 Long-Term Incentive Plan

Since January 1, 2006, all employee equity awards, including those made to our named executive officers, have been granted under the 2005 Incentive Plan. The 2005 Incentive Plan authorizes the grant of nonqualified stock options (“NQSOs”), incentive stock options, as defined in Section 422 of the IRC (“ISOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units and performance unit awards, any of which may be granted on a stand-alone, combination or tandem basis. To date, we have granted only stock options and restricted stock under the 2005 Incentive Plan.

Awards under the 2005 Incentive Plan may be granted to any salaried employee, consultant or advisor of Big Lots or its affiliates. The number of common shares available for grant under the 2005 Incentive Plan consists of: (i) an initial allocation of 1,250,000 common shares; (ii) 2,001,142 common shares, the common shares that were available under the predecessor Big Lots, Inc. 1996 Performance Incentive Plan (“1996 Incentive Plan”) upon its expiration; (iii) 2,100,000 common shares approved by our shareholders in May 2008; and (iv) an annual increase equal to 0.75% of the total number of issued common shares (including treasury shares) as of the start of each fiscal year during which the 2005 Incentive Plan is in effect. We believe the decision to provide for the annual increase in the common shares available for issuance under 2005 Incentive Plan is beneficial to our shareholders, because, as compared to obtaining at the inception of the 2005 Incentive Plan authorization for all common shares that are anticipated to be needed during its term, the annual increase provides an additional control in that it prevents the issuance in any one year of all of the common shares that will eventually be available to be granted under the 2005 Incentive Plan. No more than one-third of all common shares awarded under the 2005 Incentive Plan may be granted in the form of restricted stock, restricted stock units and performance units, and no more than 5,000,000 common shares may be granted as ISOs. A participant may receive multiple awards under the 2005 Incentive Plan. Awards intended to qualify as “qualified performance-based compensation” under Section 162(m) are limited to: (i) 2,000,000 shares of restricted stock per participant annually; (ii) 3,000,000 common shares underlying stock options and SARs per participant during any three consecutive calendar years; and (iii) $6,000,000 in cash through performance units per participant during any three consecutive calendar years. Also, the 2005 Incentive Plan provides that the total number of common shares underlying outstanding awards granted under the 2005 Incentive Plan, the 1996 Incentive Plan, the Big Lots, Inc. Executive Stock Option and Stock Appreciation Rights Plan (“ESO Plan”), and the DSO Plan may not exceed 15% of our issued and outstanding common shares (including treasury shares) as of any date. The 1996 Incentive Plan, the ESO Plan and the DSO Plan have terminated, and there are no awards outstanding under the ESO Plan.

Each stock option granted under the 2005 Incentive Plan allows the recipient to acquire our common shares, subject to the completion of a vesting period and continued employment with us through the applicable vesting date. Once vested, these common shares may be acquired at a fixed exercise price per share and they remain exercisable for the term set forth in the award agreement. Stock option awards made under the 2005 Incentive Plan vest on the anniversary of the grant date at a rate of 25% per year over the first four years of the seven year option term. Pursuant to the terms of the 2005 Incentive Plan, the exercise price of a stock option may not be less than the average trading price of our common shares on the grant date or, if the grant date occurs on a day other than a trading day, on the next trading day.

Under the restricted stock awards granted pursuant to the 2005 Incentive Plan (other than those made to the outside directors, which are discussed in the “Director Compensation” section of this Proxy Statement, and those made to Mr. Fishman pursuant to his Retention Agreement, which are discussed in the “Overview of Our Executive Compensation Program – Retention Agreement” section of the CD&A), if we meet the first trigger and the recipient remains employed by us, the restricted stock will vest at the opening of our first trading window that is five years after the grant date. If we meet the second trigger for any fiscal year ending prior to the fifth anniversary of the grant date and the recipient remains employed by us, the restricted stock will vest on the first trading day after we file with the SEC our Annual Report on Form 10-K for the year in which the second trigger is met. The restricted stock will also vest on a prorated basis in the event that the recipient dies or becomes disabled after we meet the first trigger but before the lapse of five years. The restricted stock will be forfeited, in whole or in part, as applicable, if the recipient’s employment with us terminates prior to vesting. See the “Our Executive Compensation Program for Fiscal 2010 – Equity for Fiscal 2010” section of the CD&A and the “Potential Payments Upon Termination or Change in Control – Rights Under Post-Termination and Change in Control Arrangements” section below for more information regarding the equity awards made under the 2005 Incentive Plan in fiscal 2010.

Upon a change in control (as defined in the 2005 Incentive Plan), all awards outstanding under the 2005 Incentive Plan automatically become fully vested. For a discussion of the change in control provisions in our named executive officers’ employment agreements and the 2005 Incentive Plan, see the narrative disclosure accompanying the Potential Payments Upon Termination or Change in Control tables below.

Grants of Plan-Based Awards in Fiscal 2010

The following table sets forth each award made to our named executive officers in fiscal 2010 under the 2006 Bonus Plan and the 2005 Incentive Plan.

									All
									Other
									Stock	All Other		Closing	Grant
									Awards:	Option		Market	Date Fair
			Estimated Possible Payouts			Estimated Future Payouts			Number	Awards:	Exercise	Price of	Value
			Under Non-Equity Incentive			Under Equity Incentive			of	Number of	or Base	Option	of Stock
			Plan Awards			Plan Awards			Shares of	Securities	Price of	Awards	and
	Grant	Award	(3)			(4)			Stock or	Underlying	Option on	Grant	Option
	Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Date	Awards
Name	(1)	(2)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(5)	($/Sh.)(6)	($/Sh.)	($)
(a)	(b)	-	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	-	(l)
Mr. Fishman	—	—	840,000	1,680,000	3,360,000	—	—	—	—	—	—	—	—
	3/5/10	3/3/10	—	—	—	—	250,000	—	—	—	—	—	8,980,000
	3/5/10	3/3/10	—	—	—	—	—	—	—	—	—	—	—
Mr. Cooper	—	—	150,000	300,000	600,000	—	—	—	—	—	—	—	—
	3/5/10	3/3/10	—	—	—	—	25,000	—	—	—	—	—	898,000
	3/5/10	3/3/10	—	—	—	—	—	—	—	50,000	35.92	36.09	683,500
Ms. Bachmann	—	—	150,000	300,000	600,000	—	—	—	—	—	—	—	—
	3/5/10	3/3/10	—	—	—	—	25,000	—	—	—	—	—	898,000
	3/5/10	3/3/10	—	—	—	—	—	—	—	50,000	35.92	36.09	683,500
Mr. Martin	—	—	165,000	330,000	660,000	—	—	—	—	—	—	—	—
	3/5/10	3/3/10	—	—	—	—	15,000	—	—	—	—	—	538,800
	3/5/10	3/3/10	—	—	—	—	—	—	—	40,000	35.92	36.09	546,800
Mr. Haubiel	—	—	124,500	249,000	498,000	—	—	—	—	—	—	—	—
	3/5/10	3/3/10	—	—	—	—	20,000	—	—	—	—	—	718,400
	3/5/10	3/3/10	—	—	—	—	—	—	—	45,000	35.92	36.09	615,150
____________________

(1)	As discussed in the “Our Executive Compensation Program for Fiscal 2010 – Equity Grant Timing” section of the CD&A, in fiscal 2010, the Board set as the grant date of these equity awards the second day following our release of results from our last completed fiscal year. This future date was established to allow the market to absorb and react to our release of material non-public information, and to avoid any suggestion that the Board, the Compensation Committee or any employee manipulated the terms of the equity awards.

(2)	The Award Date represents the date on which the Board authorized the equity-based award and set the grant date.

(3)	The amounts in columns (c), (d) and (e) represent our named executive officers’ floor, target and stretch bonus levels, respectively, for fiscal 2010 pursuant to the 2006 Bonus Plan, which bonus levels are further described in the “Our Executive Compensation Program for Fiscal 2010 – Bonus for Fiscal 2010” section of the CD&A. For fiscal 2010, our named executive officers earned the amounts shown in column (g) of the Summary Compensation Table.

(4)	The amounts in column (g) represent restricted stock awarded pursuant to the 2005 Incentive Plan, which awards are described in the narrative preceding this table and the “Our Executive Compensation Program for Fiscal 2010 – Equity for Fiscal 2010” section of the CD&A. Because we achieved the fiscal 2010 corporate performance goal previously established for Mr. Fishman’s fiscal 2010 restricted stock award and he remained employed beyond the first anniversary of the award, Mr. Fishman’s restricted stock vested on March 31, 2011, the first trading day after we filed with the SEC our Form 10-K for fiscal 2010. Because we met the first trigger, but not the second trigger, as a result of fiscal 2010 corporate performance, the restricted stock granted to our named executive officers in fiscal 2010 (other than Mr. Fishman) did not vest. There are no threshold or maximum “estimated future payouts” applicable to the restricted stock awards included in column (g).

(5)	The amounts in column (j) represent NQSOs awarded pursuant to the 2005 Incentive Plan, which awards are described in the narrative preceding this table and the “Our Executive Compensation Program for Fiscal 2010 – Equity for Fiscal 2010” section of the CD&A.

(6)	Pursuant to the terms of the 2005 Incentive Plan, the exercise price of the fiscal 2010 NQSOs is equal to an average trading price of our common shares on the grant date. We believe this method is preferable to using the closing market price, as it is less vulnerable to market activity that may have only an instantaneous effect, positively or negatively, on the price of our common shares.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth, as of the end of fiscal 2010, all equity awards outstanding under our equity compensation plans for each named executive officer.

	Option Awards					Stock Awards
									Equity
									Incentive
								Equity	Plan
								Incentive	Awards:
			Equity					Plan	Market
			Incentive					Awards:	or Payout
			Plan				Market	Number of	Value of
	Number	Number	Awards:			Number	Value of	Unearned	Unearned
	of	of	Number of			of Shares	Shares	Shares,	Shares,
	Securities	Securities	Securities			or Units	or Units	Units or	Units or
	Underlying	Underlying	Underlying			of Stock	of Stock	Other	Other
	Unexercised	Unexercised	Unexercised	Option		That	That	Rights	Rights
	Options	Options	Unearned	Exercise	Option	Have Not	Have Not	That Have	That Have
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	(#)	($)(1)	Date	(#)	($)	(#)(2)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mr. Fishman	—	62,500	—	28.73	3/13/2014	—	—	—	—
	—	165,000	—	21.06	3/7/2015	—	—	—	—
	60,010	307,510	—	17.47	3/6/2016	—	—	—	—
	—	—	—	—	—	—	—	250,000	7,955,000
Mr. Cooper	28,125	9,375	—	28.73	3/13/2014	—	—	—	—
	—	24,375	—	21.06	3/7/2015	—	—	—	—
	—	36,563	—	17.47	3/6/2016	—	—	—	—
	—	50,000	—	35.92	3/5/2017	—	—	—	—
	—	—	—	—	—	—	—	25,000	795,500
Ms. Bachmann	10,000	—	—	*14.20	3/25/2012	—	—	—	—
	50,000	—	—	*15.05	2/23/2014	—	—	—	—
	10,250	—	—	12.66	2/24/2013	—	—	—	—
	28,125	9,375	—	28.73	3/13/2014	—	—	—	—
	24,375	24,375	—	21.06	3/7/2015	—	—	—	—
	12,187	36,563	—	17.47	3/6/2016	—	—	—	—
	—	50,000	—	35.92	3/5/2017	—	—	—	—
	—	—	—	—	—	—	—	25,000	795,500
Mr. Martin	—	7,500	—	28.73	3/13/2014	—	—	—	—
	—	18,750	—	21.06	3/7/2015	—	—	—	—
	—	28,125	—	17.47	3/6/2016	—	—	—	—
	—	40,000	—	35.92	3/5/2017	—	—	—	—
	—	—	—	—	—	—	—	15,000	477,300
Mr. Haubiel	28,125	9,375	—	28.73	3/13/2014	—	—	—	—
	—	18,750	—	21.06	3/7/2015	—	—	—	—
	—	28,125	—	17.47	3/6/2016	—	—	—	—
	—	45,000	—	35.92	3/5/2017	—	—	—	—
	—	—	—	—	—	—	—	20,000	636,400
____________________

(1)	The stock option awards identified with an asterisk in column (e) were made pursuant to the 1996 Incentive Plan. All other stock option awards reflected in this table were made pursuant to the 2005 Incentive Plan. Stock option awards identified as having been made pursuant to the 1996 Incentive Plan vested on the anniversary of the grant date at the rate of 20% per year over the first five years of the 10 year option term. Stock option awards made under the 2005 Incentive Plan vest on the anniversary of the grant date at a rate of 25% per year over the first four years of the seven year option term.

(2)	The restricted stock awards reported in column (i) were made in fiscal 2010 pursuant to the 2005 Incentive Plan. Mr. Fishman’s fiscal 2010 restricted stock award vests if we achieve a corporate financial goal established at the beginning of fiscal 2010 and Mr. Fishman remains employed by us on the anniversary of the grant date of the award. Mr. Fishman’s fiscal 2010 restricted stock award vested as we achieved the corporate performance goal and Mr. Fishman was employed by us on the anniversary of the grant date. For Mr. Cooper, Ms. Bachmann, Mr. Martin and Mr. Haubiel, the first trigger for the fiscal 2010 awards is $1.50 and the second trigger for the fiscal 2010 restricted stock awards is $2.94. Based on our performance in fiscal 2010, we achieved the first trigger but not the second trigger applicable to the fiscal 2010 restricted stock awards. For additional information regarding the fiscal 2010 restricted stock awards, including the vesting terms, see the narrative preceding the Grants of Plan-Based Awards in Fiscal 2010 table and the “Our Executive Compensation Program for Fiscal 2010 – Equity for Fiscal 2010” section of the CD&A.

Option Exercises and Stock Vested in Fiscal 2010

The following table reflects all stock option exercises and the vesting of restricted stock held by each of our named executive officers during fiscal 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Mr. Fishman	791,998	14,563,389	365,000	13,432,000
Mr. Cooper	46,812	791,180	36,250	1,334,000
Ms. Bachmann	20,000	392,659	36,250	1,334,000
Mr. Martin	76,000	1,161,807	27,500	1,012,000
Mr. Haubiel	99,125	1,970,191	27,500	1,012,000

Nonqualified Deferred Compensation

Supplemental Savings Plan

All of our named executive officers, as well as substantially all other full-time employees, are eligible to participate in the Savings Plan, our “401(k) plan.” The Supplemental Savings Plan is maintained for those executives participating in the Savings Plan who desire to contribute more than the amount allowable under the Savings Plan. The Supplemental Savings Plan constitutes a contract to pay deferred compensation and limits deferrals in accordance with prevailing tax law. The Supplemental Savings Plan is designed to pay the deferred compensation in the same amount as if contributions had been made to the Savings Plan. We have no obligation to fund the Supplemental Savings Plan, and all assets and amounts payable under the Supplemental Savings Plan are subject to the claims of our general creditors.

In order to participate in the Savings and Supplemental Savings Plans, an eligible employee must satisfy applicable age and service requirements and must make contributions to such plans (“Participant Contributions”). Participant Contributions are made through authorized payroll deductions to one or more of the several investment funds available under the Savings and Supplemental Savings Plans and selected at the discretion of the participant. All Participant Contributions are matched by us (“Registrant Contributions”) at a rate of 100% for the first 2% of salary contributed and 50% for the next 4% of salary contributed. Additionally, the amount of the Registrant Contribution is subject to the maximum annual compensation that may be taken into account for benefit calculation purposes under the IRC ($245,000 for calendar year 2010). Accordingly, the maximum aggregate Registrant Contribution that could be made to a named executive officer participating in the Savings and Supplemental Savings Plans was $9,800 for fiscal 2010.

Under the Savings Plan and the Supplemental Savings Plan, 25% of the Registrant Contributions vests annually beginning on the second anniversary of the employee’s hiring. Under the Savings Plan, a participant who has terminated employment with us is entitled to all funds in his or her account, except that if termination is for a reason other than retirement, disability or death, then the participant is entitled to receive only the Participant Contributions and the vested portion of the Registrant Contributions. Under the Supplemental Savings Plan, a participant who has terminated employment with us for any reason is entitled to receive the Participant Contributions and only the vested portion of the Registrant Contributions. Under both plans, all other unvested accrued benefits pertaining to Registrant Contributions will be forfeited. Upon a change in control of Big Lots, the participant will receive a lump sum payment of all amounts (vested and unvested) under the Supplemental Savings Plan.

Nonqualified Deferred Compensation Table for Fiscal 2010

The following table reflects the contributions to, earnings in and balance of each named executive officer’s account held under the Supplemental Savings Plan.

	Executive	Registrant		Aggregate
	Contributions	Contributions	Aggregate Earnings	Withdrawals/	Aggregate Balance
	in Last FY	in Last FY	in Last FY	Distributions	at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)
(a)	(b)	(c)	(d)	(e)	(f)
Mr. Fishman	—	—	—	—	—
Mr. Cooper	8,262	5,635	44,596	—	480,863
Ms. Bachmann	14,723	5,635	16,393	—	168,958
Mr. Martin	88,239	5,635	110,369	—	613,698
Mr. Haubiel	163,196	5,635	106,885	—	827,539
____________________

(1)	With respect to Mr. Martin and Mr. Haubiel, $25,839 and $58,196 of the amounts in this column are included in their respective fiscal 2010 “Salary” reported in the Summary Compensation Table, while Mr. Martin’s balance (i.e., $62,400) is included in his fiscal 2009 “Non-Equity Incentive Plan Compensation” reported in the Summary Compensation Table as a result of his deferral of a portion of the cash bonus earned pursuant to the 2006 Bonus Plan for fiscal 2009 performance (paid in fiscal 2010). With respect to Mr. Cooper and Ms. Bachmann, the amounts in this column are included in their respective fiscal 2010 “Salary” reported in the Summary Compensation Table.

(2)	The amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table for fiscal 2010.

(3)	The amounts in this column are not included in the Summary Compensation Table as these amounts reflect only the earnings on the investments designated by the named executive officer in his or her Supplemental Savings Plan account in fiscal 2010 (i.e., appreciation in account value). The amounts in this column do not include any above-market or preferential earnings, as defined by Item 402(c)(2)(viii) of Regulation S-K and the instructions thereto.

(4)	$202,434, $36,891, and $128,610 of the amounts in this column were previously reported as compensation to Mr. Cooper, Mr. Martin and Ms. Bachmann, respectively, in the Summary Compensation Table for the prior years reported.

Potential Payments Upon Termination or Change in Control

The “Rights Under Post-Termination and Change in Control Arrangements” section below addresses the rights of our named executive officers under their employment agreements and other compensation arrangements upon a change in control or in the event their employment with us is terminated. The “Estimated Payments if Triggering Event Occurred at 2010 Fiscal Year End” section below reflects the payments that may be received by each named executive officer (or his or her beneficiaries, as applicable) upon a change in control or in the event the executive’s employment with us is terminated: (i) involuntarily without cause; (ii) in connection with the executive’s disability; (iii) upon the executive’s death; or (iv) in connection with a change in control.

Rights Under Post-Termination and Change in Control Arrangements

Under each employment agreement, if a named executive officer is terminated for cause or due to his or her voluntary resignation, we have no further obligation to pay any unearned compensation or to provide any future benefits to the executive. Generally, under the terms of each named executive officer’s employment agreement, cause for termination would exist upon the executive’s:
  failure to comply with our policies and procedures which we reasonably determine has had or is likely to have a material adverse effect on us or our affiliates;

  willful or illegal misconduct or grossly negligent conduct that is materially injurious to us or our affiliates;

  violation of laws or regulations governing us or our affiliates or a violation of our codes of ethics;

  breach of any fiduciary duty owed to us or our affiliates;

  misrepresentation or dishonesty which we reasonably determine has had or is likely to have a material adverse effect on us or our affiliates;

  breach of any provision of the executive’s obligations under his or her employment agreement with us;

  involvement in any act of moral turpitude that has a materially injurious effect on us or our affiliates; or

  breach of the terms of any non-solicitation or confidentiality clauses contained in an employment agreement with a former employer.
If terminated without cause, Mr. Fishman would continue to receive his salary for two years and each of the other named executive officers would continue to receive his or her respective salary for one year. Each named executive officer would receive a lump sum payment equal to two times his or her respective salary if terminated in connection with a change in control (as discussed below). Additionally, each named executive officer (i) is eligible (based on our achievement of at least the corporate performance amount corresponding to the floor bonus level) to receive a prorated bonus for the fiscal year in which his or her termination is effective if he or she is terminated without cause or in connection with his or her death or disability, and (ii) will receive two times his or her stretch bonus if terminated following a change in control.

Upon a change in control, all outstanding stock options become exercisable to the full extent of the original grant and all unvested restricted stock vests. Upon the named executive officer’s termination of employment, all exercisable stock options then held may be exercised until the earlier of the stock option award expiration date or one year after termination of employment. Additionally, if termination of employment results from death or disability, then (i) unvested stock options awarded in fiscal 2010 and after will vest on the day such event occurred, provided such event occurred at least six months following the grant date, and (ii) unvested restricted stock awards will vest in increments of 20% for each consecutive year of employment completed since the grant date if the first trigger is met while employed. Any restricted stock awards not vested at termination of employment, for reasons other than death or disability, shall be forfeited.

Each named executive officer is entitled to receive continued healthcare coverage for up to two years following a termination without cause or if terminated in connection with a change in control, plus the amount necessary to reimburse him or her for the taxes he or she would be liable for as a result of such continued healthcare coverage (“Tax Gross-Up Amount”). Upon a change in control, each participating named executive officer will receive a lump sum payment of all amounts (vested and unvested) under the Supplemental Savings Plan. (See the “Nonqualified Deferred Compensation” section above for more information regarding the Supplemental Savings Plan and our named executive officers’ aggregate balances under such plans at the end of fiscal 2010.) Additionally, if terminated without cause, Mr. Fishman is entitled to continue receiving an automobile or automobile allowance for two years, and the other named executive officers are entitled to continue receiving an automobile or automobile allowance for one year.

If the payments received by a named executive officer in connection with a change in control constitute an “excess parachute payment” under Section 280G of the IRC, the named executive officer is entitled to reimbursement for any excise tax imposed under Section 4999 of the IRC, or the executive’s benefits under his or her employment agreement will be reduced to the extent necessary to become one dollar less than the amount that would generate such excise tax, if this reduction results in a larger after-tax amount to the executive as compared to the excise tax reimbursement method (“Excise Tax Benefit”). The compensation payable on account of a change in control may be subject to the deductibility limitations of Sections 162(m) and 280G of the IRC.

Change in Control Described

Generally, pursuant to the 1996 Incentive Plan, the 2005 Incentive Plan, the Supplemental Savings Plan (as to amounts earned and vested before January 1, 2005, including earnings attributable to such amounts) and Mr. Fishman’s Retention Agreement, a change in control is deemed to occur if:
  any person or group (as defined in Section 13(d) under the Exchange Act) becomes the beneficial owner, or has the right to acquire, 20% or more of our outstanding voting securities;

  a majority of the Board is replaced within any two-year period by directors not nominated and approved by a majority of the directors in office at the beginning of such period (or their successors so nominated and approved), or a majority of the Board at any date consists of persons not so nominated and approved; or

  our shareholders approve an agreement to merge or consolidate with an unrelated company or an agreement to sell or otherwise dispose of all or substantially all of our assets to an unrelated company.
Consistent with the provisions of Section 409A (“Section 409A”) of the IRC and the Treasury Regulations promulgated thereunder, pursuant to our named executive officers’ employment agreements, the 2006 Bonus Plan and the Supplemental Savings Plan (as to all amounts earned and vested on or after January 1, 2005), a change in control is deemed to occur upon:
  the acquisition by any person or group (as defined under Section 409A) of our common shares that, together with any of our common shares then held by such person or group, constitutes more than 50% of the total fair market value or voting power in our outstanding voting securities;

  the acquisition by any person or group, within any one year period, of 30% or more of our outstanding voting securities;

  a majority of the Board is replaced during any one year period by directors whose appointment or election is not endorsed by a majority of the directors in office prior to the date of such appointment or election; or

  the acquisition by any person or group, within any one year period, of 40% or more of the total gross fair market value of all of our assets, as measured immediately prior to such acquisition(s).
Notwithstanding the foregoing definitions, pursuant to our named executive officers’ employment agreements, the 1996 Incentive Plan, the 2005 Incentive Plan, the 2006 Bonus Plan and Mr. Fishman’s Retention Agreement, a change in control does not include any transaction, merger, consolidation or reorganization in which we exchange, or offer to exchange, newly issued or treasury shares in an amount less than 50% of our then-outstanding voting securities for 51% or more of the outstanding voting securities of an unrelated company or for all or substantially all of the assets of such unrelated company.

Pursuant to the employment agreements, a named executive officer’s termination in connection with a change in control is generally deemed to occur if, during the applicable protection period (as discussed in the next paragraph), we or any other party to the change in control (e.g., the unrelated acquirer or successor company):
  terminate the executive without cause;

  breach a term of the employment agreement; or

  constructively terminate the executive (i.e., the executive resigns due to the imposition of a material adverse change in the executive’s duties, compensation or reporting relationships after our failure to cure such condition).
The protection period afforded to Mr. Fishman consists of the six months preceding a change in control and the two years following a change in control. The protection period afforded to the other named executive officers consists of the three months preceding a change in control and the two years following a change in control.

Estimated Payments if Triggering Event Occurred at 2010 Fiscal Year-End

The amounts in the following tables are approximations based on various assumptions and estimates. The actual amounts to be paid can only be determined at the time of the change in control or termination of employment, as applicable. In the tables that follow, we have made the following material assumptions, estimates and characterizations:
  Amounts are calculated based on compensation levels and benefits effective at January 29, 2011, the end of fiscal 2010.

  As noted in the “Non-Equity Incentive Plan Compensation” row in the tables below, the amounts payable under the 2006 Bonus Plan upon termination: (i) without cause or due to disability or death are based on the bonus actually earned by the applicable named executive officer for fiscal 2010 performance (which amounts would be prorated if the executive was terminated prior to the end of the fiscal year for which the bonus was earned); and (ii) in connection with a change in control are equal to two times the named executive officer’s stretch bonus.

  We have not taken into account the possibility that a named executive officer may be eligible to receive healthcare benefits from another source following his or her termination. Therefore, the amounts shown in the “Healthcare Coverage” row in the tables below reflect, consistent with the assumptions that would be used to estimate the cost of these benefits for financial reporting purposes under generally accepted accounting principles, the current monthly cost to provide continued healthcare coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) applied to each month these benefits would be provided by the named executive officer’s employment agreement if terminated involuntarily without cause or in connection with a change in control. Included in the amounts shown in the “Healthcare Coverage” row in the tables below are the related Tax Gross-Up Amounts. The Tax Gross-Up Amount would be paid under the terms of the named executive officer’s employment agreement.

  The amounts shown in the “Long-Term Disability Benefit” row in the tables below represent 67% of the named executive officer’s monthly salary, up to a maximum of $25,000 per month in accordance with the long-term disability insurance we maintain for our named executive officers. This benefit is payable until the named executive officer is no longer disabled or age 65, whichever occurs earlier. Due to the speculative nature of estimating the period of time during which a named executive officer may be disabled, we have presented only one month of disability benefits in the tables below.

  The amounts in the “Accelerated Equity Awards” row under the “Termination upon Disability” and “Termination upon Death” columns in the tables below represent the value (as of the final trading day on the NYSE during fiscal 2010) of all of the unvested stock options awarded to our named executive officers in fiscal 2009 and after. As discussed in the prior section, if a named executive officer dies or becomes disabled before the last scheduled vesting date of a stock option awarded in fiscal 2009 or after, the then-remaining unvested portion of that stock option award will vest on the day such event occurred, provided such event occurred at least six months following the grant date.

  The amounts in the “Accelerated Equity Awards” row under the “Termination in Connection with a Change in Control” and “Change in Control (without termination)” columns in the tables below include the value of all unvested stock options that were in-the-money at the end of fiscal 2010 (minus the aggregate stock option exercise prices) and all unvested restricted stock that would have vested on an accelerated basis had a change in control occurred as of the end of fiscal 2010. As discussed in the “Overview of Our Executive Compensation Program - Retention Agreement” section of the CD&A, as to Mr. Fishman, these amounts include the restricted stock awarded to him in fiscal 2010 and contracted to be awarded to him in fiscal 2011 and fiscal 2012 pursuant to his Retention Agreement. The value of the restricted stock from Mr. Fishman’s Retention Agreement that is included in the amounts in the “Accelerated Equity Awards” row under the “Termination in Connection with a Change in Control” and “Change in Control (without termination)” columns in the tables below is $23,865,000. Except for the restricted stock awarded to Mr. Fishman in fiscal 2010 and fiscal 2011 pursuant to his Retention Agreement, these amounts do not reflect any equity awards that have vested or have been granted in fiscal 2011.

  The closing market price of our common shares on the final trading day on the NYSE during fiscal 2010 was $31.82 per share.

Steven S. Fishman

The following table reflects the payments that would have been due to Mr. Fishman in the event of a change in control or the termination of his employment on January 29, 2011.

	Event Occurring at January 29, 2011
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	2,800,000	—	—	—	2,800,000	—
Non-Equity Incentive Plan
Compensation ($)	—	2,769,816	—	2,769,816	2,769,816	6,720,000	—
Healthcare Coverage ($)	—	127,107	—	—	—	127,107	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	42,276	—	—	—	—	—
Accelerated Equity Awards ($)	—	—	—	3,551,625	3,551,625	29,385,150	29,385,150
Excise Tax Benefit ($)	—	—	—	—	—	0	0
Total ($)	—	5,739,199	—	6,346,441	6,321,441	39,032,257	29,385,150

Joe R. Cooper

The following table reflects the payments that would have been due to Mr. Cooper in the event of a change in control or the termination of his employment with us on January 29, 2011.

	Event Occurring at January 29, 2011
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	500,000	—	—	—	1,000,000	—
Non-Equity Incentive Plan
Compensation ($)	—	494,610	—	494,610	494,610	1,200,000	—
Healthcare Coverage ($)	—	111,404	—	—	—	111,404	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	13,200	—	—	—	—	—
Accelerated Equity Awards ($)	—	—	—	524,679	524,679	1,611,423	1,611,423
Excise Tax Benefit ($)	—	—	—	—	—	0	0
Total ($)	—	1,119,214	—	1,044,289	1,019,289	3,922,827	1,611,423

Lisa M. Bachmann

The following table reflects the payments that would have been due to Ms. Bachmann in the event of a change in control or the termination of her employment with us on January 29, 2011.

	Event Occurring at January 29, 2011
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	500,000	—	—	—	1,000,000	—
Non-Equity Incentive Plan
Compensation ($)	—	494,610	—	494,610	494,610	1,200,000	—
Healthcare Coverage ($)	—	111,404	—	—	—	111,404	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	13,200	—	—	—	—	—
Accelerated Equity Awards ($)	—	—	—	524,679	524,679	1,611,423	1,611,423
Excise Tax Benefit ($)	—	—	—	—	—	0	0
Total ($)	—	1,119,214	—	1,044,289	1,019,289	3,922,827	1,611,423

John C. Martin

The following table reflects the payments that would have been due to Mr. Martin in the event of a change in control or the termination of his employment with us on January 29, 2011.

	Event Occurring at January 29, 2011
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	550,000	—	—	—	1,100,000	—
Non-Equity Incentive Plan
Compensation ($)	—	544,071	—	544,071	544,071	1,320,000	—
Healthcare Coverage ($)	—	68,789	—	—	—	68,789	—
Long-Term Disability Benefit ($)	—	—	—	25,000	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	13,200	—	—	—	—	—
Accelerated Equity Awards ($)	—	—	—	403,594	403,594	1,105,819	1,105,819
Excise Tax Benefit ($)	—	—	—	—	—	0	0
Total ($)	—	1,176,060	—	972,665	947,665	3,594,608	1,105,819

Charles W. Haubiel II

The following table reflects the payments that would have been due to Mr. Haubiel in the event of a change in control or the termination of his employment with us on January 29, 2011.

	Event Occurring at January 29, 2011
	Involuntary	Involuntary				Termination	Change in
	Termination	Termination		Termination	Termination	in Connection	Control
	with	without	Voluntary	upon	upon	with a Change	(without
	Cause	Cause	Termination	Disability	Death	in Control	termination)
Salary/Salary Continuation ($)	—	415,000	—	—	—	830,000	—
Non-Equity Incentive Plan
Compensation ($)	—	410,526	—	410,526	410,526	996,000	—
Healthcare Coverage ($)	—	68,789	—	—	—	68,789	—
Long-Term Disability Benefit ($)	—	—	—	23,171	—	—	—
Use of Automobile/Automobile
Allowance ($)	—	13,200	—	—	—	—	—
Accelerated Equity Awards ($)	—	—	—	403,594	403,594	1,270,713	1,270,713
Excise Tax Benefit ($)	—	—	—	—	—	0	0
Total ($)	—	907,515	—	837,291	814,120	3,165,502	1,270,713

PROPOSAL TWO: APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT
TO ITEM 402 OF REGULATION S-K, INCLUDING THE CD&A, COMPENSATION TABLES AND
NARRATIVE DISCUSSION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the compensation disclosure rules of the SEC. The following summary of our executive compensation program describes our compensation philosophy and the key objectives identified by our Compensation Committee to implement our compensation philosophy.

We believe it is important to provide competitive compensation to attract and retain talented executives to lead our business. We also believe an executive compensation program should encourage high levels of corporate and individual performance by motivating executives to continually improve our business in order to promote sustained profitability and enhanced shareholder value. Consistent with this philosophy, the Compensation Committee has identified the following key objectives that drive the design of the policies and practices of our executive compensation program:
  Attract and retain executives by paying them amounts and offering them elements of compensation that are competitive with and comparable to those paid and offered by most companies in our peer groups. We believe a key factor in attracting and retaining qualified executives is to provide total compensation that is competitive with the total compensation paid by companies in our compensation “peer groups.” Each of the elements of compensation we provide serves a different role in attracting and retaining executives.

  Motivate executives to contribute to our success and reward them for their performance. We use the bonus and equity elements of our executive compensation program as the primary tools to motivate our executives to continually improve our business in order to promote sustainable profitability and enhanced shareholder value. These compensation elements provide executives with meaningful incentives to meet or exceed the corporate financial goals set by our Board each year. We believe that our strong results in fiscal 2010, in which we achieved record income from continuing operations and record operating profit dollars, support the manner in which we are implementing this objective.

  Align the interests of executives and shareholders through incentive-based executive compensation. The realization and value of bonus opportunities under the 2006 Bonus Plan and equity awarded under the 2005 Incentive Plan are dependent upon our performance and/or the appreciation in the value of our common shares. We believe that awarding a significant percentage of the total compensation of our named executive officers as “at-risk incentive compensation” (84.5% in fiscal 2010) exemplifies the emphasis of our executive compensation program on “pay for performance” and demonstrates that our executive compensation program is closely aligned with the interests of our shareholders.
  Manage executive compensation costs. We compare the compensation paid to our executives with the compensation paid to similarly-situated executives at companies within our peer groups, which provides a market check on the compensation we pay to our executives and supports our belief that we do not overpay our executives and we effectively manage our executive compensation costs.

  Focus on corporate governance. We seek the approval of the five additional outside directors who do not serve on the Compensation Committee before finalizing annual executive compensation to provide an additional check on the appropriateness of the amounts awarded.
For a more detailed discussion of how our executive compensation program reflects these objectives and our executive compensation philosophy, including information about the 2010 compensation of our named executive officers, please review the CD&A in this Proxy Statement.

We request that our shareholders indicate their support for the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K by approving the following resolution:

“RESOLVED, that the shareholders of Big Lots approve, on an advisory basis, the compensation of the named executive officers of Big Lots, as disclosed in Big Lots’ Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion.”

The vote on the approval of the compensation of our named executive officers is advisory, which means that the vote is not binding on the Board, the Compensation Committee or us. If a majority of the votes are cast against the approval of the compensation of our named executive officers, the Board and the Compensation Committee will evaluate whether to take any actions to address the concerns of the shareholders with respect to our executive compensation program.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE CD&A, COMPENSATION TABLES AND NARRATIVE DISCUSSION.

PROPOSAL THREE: VOTE, ON AN ADVISORY BASIS, ON THE FREQUENCY OF THE SAY ON PAY VOTE

As described in Proposal Two, we are providing our shareholders the opportunity to cast an advisory vote on the compensation of our named executive officers. Proposal Three affords shareholders the opportunity to cast a nonbinding advisory vote on how frequently we should include the say on pay vote in our proxy materials for future annual shareholder meetings. Under Proposal Three, our shareholders may vote to conduct the say on pay vote every year, every two years or every three years. Our shareholders may also abstain from casting a vote on this Proposal Three.

The Board has determined that an advisory say on pay vote that occurs once every three years is the most appropriate alternative for us and, therefore, the Board recommends that our shareholders vote to hold the say on pay vote once every three years. In determining its recommendation, the Board concluded that holding an advisory say on pay vote once every three years will provide our shareholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while discouraging an over-emphasis on short-term variations in compensation and business results. A say on pay vote that occurs once every three years will also permit our shareholders to observe and evaluate the impact of any changes to our executive compensation policies and practices implemented since the last say on pay vote, including changes made in response to the outcome of a prior say on pay vote. Because the say on pay vote will occur after we have already implemented our executive compensation programs for the current year, we expect that it may not be appropriate or feasible to fully address and respond to any one year’s say on pay vote by the time of the following year’s annual meeting of shareholders.

The Board is aware of views that support an annual advisory say on pay vote and that some shareholders believe an annual say on pay vote will enhance or reinforce the accountability of our executive officers. We believe, however, that our engagement with shareholders on a variety of topics demonstrates that our shareholders are able to communicate with us regarding their views on our executive compensation program outside of the say on pay context. As previously discussed, our executive compensation program is designed to enhance long-term performance, and we are concerned that an annual advisory vote on executive compensation could lead to a near-term perspective inappropriately bearing on our executive compensation program.

We understand that our shareholders may have different views regarding the appropriate frequency for the say on pay vote, and we will review the voting results. However, this is an advisory vote, which means that the vote is not binding on the Board, the Compensation Committee or us. Accordingly, the Board may decide that it is in the best interests of our shareholders and us to hold the say on pay vote more or less frequently than the frequency receiving the most votes cast by our shareholders.

THE BOARD RECOMMENDS THAT YOU VOTE TO HOLD THE SAY ON PAY VOTE EVERY THREE YEARS.

AUDIT COMMITTEE DISCLOSURE

General Information

The Audit Committee consists of three outside directors of the Board. Our common shares are listed on the NYSE. The members of the Audit Committee have been reviewed by the Board and determined to be independent within the meaning of all applicable SEC regulations and the listing standards of the NYSE.

The charter of the Audit Committee states that the purpose of the Audit Committee is to assist the Board in its oversight of:
  the integrity of our financial statements and financial reporting process, and our systems of internal accounting and financial controls;

  our compliance with legal and regulatory requirements, including our disclosure controls and procedures;

  the annual independent audit of our financial statements, the engagement of our independent registered public accounting firm, and the evaluation of the firm’s qualifications, independence and performance;

  the performance of our internal audit function;

  the evaluation of enterprise risk issues; and

  the fulfillment of other responsibilities set forth in its charter.
The full text of the Audit Committee’s charter is available in the Investor Relations section of our website (www.biglots.com) under the “Corporate Governance” caption. The Audit Committee regularly reviews its responsibilities as outlined in its charter, prepares an annual agenda to include all of its responsibilities and conducts a self-assessment and review of the charter annually. The Audit Committee believes it fulfilled its responsibilities under the charter in fiscal 2010.

The Audit Committee schedules its meetings with a view towards ensuring that it devotes appropriate attention to all of its responsibilities. The Audit Committee’s meetings include, whenever appropriate, executive sessions with the independent registered public accounting firm and the internal audit service provider, in each case without the presence of management, and discussions with our Chief Financial Officer and internal auditor in separate sessions, in each case without the presence of additional members of management. The Audit Committee also meets in executive session without the presence of anyone else, whenever appropriate.

During fiscal 2010, management completed the documentation, testing and evaluation of our system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with its oversight, the Audit

Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting. The Audit Committee also reviewed the report of management contained in our Form 10-K, as well as the independent registered public accounting firm’s Report of Independent Registered Public Accounting Firm included in our Form 10-K related to its audit of (i) our consolidated financial statements and (ii) the effectiveness of our internal control over financial reporting. The Audit Committee continues to oversee efforts related to our system of internal control over financial reporting and management’s preparations for the evaluation thereof in fiscal 2011. The Audit Committee has also reviewed key initiatives and programs aimed at strengthening the effectiveness of our internal and disclosure control structure.

Independent Registered Public Accounting Firm

The Audit Committee engaged Deloitte & Touche LLP as our independent registered public accounting firm to audit our financial statements for fiscal 2010. Deloitte & Touche LLP has served as our independent registered public accounting firm since October 1989. The Audit Committee annually selects our independent registered public accounting firm.

Audit and Non-Audit Services Pre-Approval Policy

Pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy, all audit and non-audit services rendered by Deloitte & Touche LLP in fiscal 2010, including the related fees, were pre-approved by the Audit Committee. Under the policy, the Audit Committee is required to pre-approve all audit and permissible non-audit services performed by the independent registered public accounting firm to assure that the provision of those services does not impair the firm’s independence. Pre-approval is detailed as to the particular service or category of service and is subject to a specific engagement authorization. The Audit Committee requires the independent registered public accounting firm and management to report on the actual fees incurred for each category of service at Audit Committee meetings throughout the year.

During the year, it may become necessary to engage the independent registered public accounting firm for additional services that have not been pre-approved. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The member or members to whom pre-approval authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Fees Paid to Independent Registered Public Accounting Firm

The fees billed to us for the professional services rendered by Deloitte & Touche LLP during the two most recently completed fiscal years were as follows:

	Fiscal 2010	Fiscal 2009
($ in thousands)	($)	($)
Audit Fees	1,165	1,198
Audit-Related Fees (1)	18	16
Tax Fees (2)	87	27
All Other Fees (3)	2	2
Total Fees	1,272	1,243
____________________

(1)	For fiscal 2010 and fiscal 2009, the audit-related fees principally related to accounting consultation.

(2)	For fiscal 2010, the tax fees principally related to tax compliance services, assistance and advice, and for fiscal 2009, the tax fees principally related to tax compliance services.

(3)	For fiscal 2010 and fiscal 2009, the other fees principally related to online subscription fees for technical accounting support.

Audit Committee Report

The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2010 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. Based on these reviews and discussions, the undersigned members of the Audit Committee recommended to the Board that the audited consolidated financial statements for fiscal 2010 be included in our Form 10-K for filing with the SEC.

Members of the Audit Committee

Philip E. Mallott, Chair
Peter J. Hayes
Russell Solt

PROPOSAL FOUR: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2011

At its March 2, 2011 meeting, the Audit Committee appointed Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2011, subject to our entry into a mutually agreed upon services contract with Deloitte & Touche LLP. The submission of this matter for approval by shareholders is not legally required; however, we believe that such submission is consistent with best practices in corporate governance and is another opportunity for shareholders to provide direct feedback on an important issue of our corporate governance. If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered by the Audit Committee.

A representative of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if so desired.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2011.

SHAREHOLDER PROPOSALS

Any proposals of shareholders which are intended to be presented at our 2012 annual meeting of shareholders must be received by our Corporate Secretary at our corporate offices on or before December 14, 2011 to be eligible for inclusion in our 2012 proxy statement and form of proxy. Such proposals must be submitted in accordance with Rule 14a-8 of the Exchange Act. If a shareholder intends to present a proposal at our 2012 annual meeting of shareholders without inclusion of that proposal in our 2012 proxy materials and written notice of the proposal is not received by our Corporate Secretary at our corporate offices on or before February 28, 2012, or if we meet other requirements of the SEC rules, proxies solicited by the Board for our 2012 annual meeting of shareholders will confer discretionary authority on the proxy holders named therein to vote on the proposal at the meeting.

ANNUAL REPORT ON FORM 10-K

Our Form 10-K is included with this Proxy Statement in our 2010 Annual Report to Shareholders. Shareholders may also receive a copy of our Form 10-K without charge by writing to: Investor Relations, Big Lots, Inc., 300 Phillipi Road, Columbus, Ohio 43228-5311. Our Form 10-K may also be accessed in the Investor Relations section of our website (www.biglots.com) under the “SEC Filings” caption.

PROXY SOLICITATION COSTS

This solicitation of proxies is made by and on behalf of the Board. In addition to mailing the Notice of Internet Availability (or, if applicable, paper copies of this Proxy Statement, the Notice of Annual Meeting of Shareholders and the proxy card) to shareholders of record on the record date, the brokers and banks holding our common shares for beneficial holders must, at our expense, provide our proxy materials to persons for whom they hold our common shares in order that such common shares may be voted. Solicitation may also be made by our officers and regular employees personally or by telephone, mail or electronic mail. Officers and employees who assist with solicitation will not receive any additional compensation. The cost of the solicitation will be borne by us. We have also retained Georgeson Inc. to aid in the solicitation of proxies for a fee estimated to be $6,500, plus reasonable out-of-pocket expenses.

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than as referred to in Proposal One, Proposal Two, Proposal Three and Proposal Four above. If any other matter is properly brought before the Annual Meeting for action by shareholders, common shares represented by proxies returned to us and not revoked will be voted on such matter in accordance with the recommendations of the Board.

By order of the Board of Directors,

CHARLES W. HAUBIEL II
Executive Vice President, Legal and Real Estate,
General Counsel and Corporate Secretary

April 12, 2011
Columbus, Ohio

APPENDIX A

Executive Compensation Peer Groups for Fiscal 2010 Executive Compensation

The retailer-only peer group was comprised of the following companies:

99 Cents Only Stores	Dollar General	PETsMART
Abercrombie & Fitch	Dollar Tree	Ross Stores
Advanced Auto Parts	DSW	TJX Companies
Bed Bath & Beyond	Family Dollar	Tractor Supply
BJ’s Wholesale Club	Jo-Ann Stores
Collective Brands	Limited Brands

The broader peer group was comprised of the following companies:

7-Eleven	Express	Oxford Industries
99 Cents Only Stores	Exxon Mobil - US Fuels Marketing	Papa John’s
A&P	Family Dollar	Party City Corporation
Abercrombie & Fitch	FedEx Kinko’s	Payless ShoeSource
Ace Hardware	Food Lion	PETCO
adidas America	Fossil, Inc.	PETsMART
Advance Auto Parts	Friendly Ice Cream	Phillips-Van Heusen
Aeropostale	GameStop	Pier 1 Imports
Ahold USA	Gap	Polo Ralph Lauren
Alex Lee	General Nutrition	Publix Super Markets
American Eagle Outfitters	General Parts International	RadioShack
American Signature	Genesco	Raley’s Superstores
Anchor Blue Retail Group	Genuine Parts Company	Recreational Equipment
Andersons	Giant Eagle	Redcats USA
Ann Taylor	Goody’s Family Clothing	Restoration Hardware
Anna’s Linens Co.	H. E. Butt Grocery Company	Revlon
Arby’s Restaurant Group	Half Price Books	Richemont North America
Ashland / The Valvoline Company	Hallmark - Retail	Ross Stores
at&t	Hanesbrands	RSC Equipment Rental
Aurora Health Care / Pharmacy	Hannaford Bros. Co.	Saks
AutoZone	Harley-Davidson Motor Company	Sally Beauty Holdings
Aveda Experience Centers	Harold’s Stores	Savers
Avis Budget Group	Harris Teeter	Sears Holdings
Avon	Harry Winston	Shoe Carnival, Inc.
Barnes & Noble	Helzberg Diamonds	ShopKo Stores
bebe Stores	Hess Corporation - Retail Stores	Smart & Final
Belk	Hilti	Spartan Stores
Benetton U S A	Home Shopping Network	Spencer Gifts
Best Buy	Hot Topic	Stage Stores
Birks & Mayors	HSN	Staples
BJ’s Wholesale Club	Hy-Vee	Starbucks
Blockbuster	Interstate Bakeries Corporation	SuperValu
Bon-Ton Stores	J. C. Penney	Talbots
Borders	J. Crew	Target
Boston Market Corporation	Jewelry Television	The Coca-Cola Company
Boy Scouts – Supply Group	Jo-Ann Stores	The Finish Line
Brinker International	Jockey International	The Home Depot
Brown Shoe Company	Kellwood Company	The Kroger Co.
Bulgari	Kohl’s	The Pantry

A-1

Burlington Coat Factory	Kroger	The Sports Authority
C&S Wholesale Grocers	L.L. Bean	The Walt Disney Co.
CarMax	Lands’ End	The Yankee Candle Co.
Carter’s	Levi Strauss	Things Remembered
CBRL Group	Limited Brands	Timberland
Chanel	Linens ‘n Things	TJX Companies
Charming Shoppes	Liz Claiborne	Tommy Hilfiger
Chevron Stations	Longs Drug Stores	Toys “R” Us
Children’s Place	Lord & Taylor	TravelCenters of America
Chipotle Mexican Grill	Lowe’s	True Value Company
Circuit City Stores	lululemon athletica usa	Tween Brands
Coach	Luxottica Retail US	Ulta Salon, Cosmetics & Fragrance
Coleman Factory Outlet	Macy’s	United Rentals
Collective Brands	Marathon Oil Corporation	United Supermarkets
Colonial Williamsburg Foundation	Mary Kay	Universal Orlando
Columbia Sportswear	Mattel	University Book Store
Cost Plus	maurices	Valero Energy
Costco Wholesale	McDonald’s Corporation	Value City Department Stores
Crate and Barrel	Meijer	Vera Bradley Retail Stores
Cutter & Buck	Mervyns	VF Corporation
CVS/Caremark	Michaels Stores	Walgreen
Darden Restaurants	Miles Kimball Company	Wal-Mart
Dell	Nash-Finch	Warnaco
Design Within Reach	National Vision	Wendy’s International
DFS	Navy Exchange Service Command	West Marine Products
Dick’s Sporting Goods	Neiman Marcus Group	Whole Foods Market
Dollar General	New York & Company	Williams-Sonoma
Dollar Tree	Nike	Winn-Dixie Stores
DSW	Nordstrom	Yum! Brands, Inc.
Eastern Mountain Sports	Office Depot	Zale
Eddie Bauer	OfficeMax

A-2

ATTN: GENERAL COUNSEL 300 PHILLIPI ROAD COLUMBUS, OH 43228

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on May 25, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, annual reports and Notices of Internet Availability of Proxy Materials, as applicable, electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M34431-P07473-Z54862	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
BIG LOTS, INC.					For	Withhold	For All
					All	All	Except
1.	ELECTION OF DIRECTORS. The Board of Directors recommends a vote FOR the election of the nominees named below.				☐	☐	☐
	01)	Jeffrey P. Berger	06)	Philip E. Mallott
	02)	Steven S. Fishman	07)	Russell Solt
	03)	Peter J. Hayes	08)	James R. Tener
	04)	David T. Kollat	09)	Dennis B. Tishkoff
	05)	Brenda J. Lauderback
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain

2.	APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.	☐	☐	☐
	1 Year	2 Years	3 Years	Abstain

3.	VOTE, ON AN ADVISORY BASIS, ON THE FREQUENCY OF THE SAY ON PAY VOTE. The Board of Directors recommends that you vote to hold the Say on Pay vote every THREE years. ☐	☐	☐	☐

		For	Against	Abstain

4.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2011. The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as Big Lots' independent registered public accounting firm for the 2011 fiscal year.	☐	☐	☐

The undersigned hereby expressly revokes any and all proxies heretofore given or executed by him/her with respect to the common shares of Big Lots represented by this proxy card.

Please date and sign as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, partnership or other entity, please sign in full entity name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Shareholders of Big Lots, Inc. To Be Held on May 26, 2011:
Big Lots, Inc.'s Notice of Annual Meeting of Shareholders and Proxy Statement and Annual Report on Form 10-K
for the fiscal year ended January 29, 2011 are available at www.proxyvote.com.

M34432-P07473-Z54862

BIG LOTS, INC.
Proxy Solicited on Behalf of the Board of Directors
for the May 26, 2011
Annual Meeting of Shareholders

The undersigned hereby appoints Steven S. Fishman, Joe R. Cooper and Charles W. Haubiel II, and each of them, with full power of substitution, as proxies for the undersigned to attend the Annual Meeting of Shareholders of Big Lots, Inc. ("Big Lots"), to be held at 300 Phillipi Road, Columbus, Ohio, at 9:00 a.m. EDT on May 26, 2011, and at any postponement or adjournment thereof, and to vote and act with respect to all common shares of Big Lots which the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as indicated on the reverse side of this proxy card.

This proxy, when properly executed, will be voted in the manner you specify. If you do not specify a choice as to Proposal One, or Proposal Four or, excluding broker non-votes, Proposal Two or Proposal Three, the above-named proxies will vote the common shares: (i) FOR the election of each of the nominees named on the reverse side of this proxy card (Proposal One); (ii) FOR the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Disclosure and Analysis, compensation tables and narrative discussion (Proposal Two), (iii) FOR the approval, on an advisory basis, of a three-year frequency for future say on pay votes (Proposal Three); and (iv) FOR the ratification of Deloitte & Touche LLP as Big Lots' independent registered public accounting firm for fiscal 2011 (Proposal Four). If any nominee named for the election as a director is unable to serve or for good cause will not serve, this proxy will be voted by the above-named proxies for such substitute nominee(s) as Big Lots' Board of Directors may recommend. The above-named proxies will vote the common shares in accordance with the recommendations of Big Lots' Board of Directors on such other business as may properly come before the Annual Meeting of Shareholders. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement for the May 26, 2011 meeting and the Annual Report on Form 10-K for the fiscal year ended January 29, 2011.

PLEASE SIGN AND DATE ON THE REVERSE SIDE